                                                                   EXHIBIT 10.1

                    ----------------------------------------

                            STOCK PURCHASE AGREEMENT


                                  BY AND AMONG


                                  POOL COMPANY

                                   AS BUYER,

                            POOL ENERGY SERVICES CO.

                                    AS POOL

                                 SEA MAR, INC.

                                AS THE COMPANY,

                                      AND

                        THOSE OTHER PERSONS WHOSE NAMES
                    ARE SET FORTH IN SCHEDULE 3.1(b) HEREOF,

                                   AS SELLERS


                    ----------------------------------------


                         Dated as of February 10, 1998

                               TABLE OF CONTENTS

                                                                                                                     Page
                                                                                                                     ----
1.       Purchase and Sale  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         1.1     Purchase and Sale  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         1.2     Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

2.       Closing; Purchase Price  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         2.1     Closing Date . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         2.2     Purchase Price and Payment at Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         2.3     Purchase Price Adjustment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         2.4     Payment of Additional Consideration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         2.5     Associated Transaction . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4

3.       Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         3.1     Representations and Warranties of the Sellers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
                 (a)      Due Organization; Good Standing and Power . . . . . . . . . . . . . . . . . . . . . . . . . . 4
                 (b)      Validity of Agreement; Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
                 (c)      No Approvals or Notices Required; No Conflict with Instruments  . . . . . . . . . . . . . . . 5
                 (d)      Financial Information and Absence of Certain Changes  . . . . . . . . . . . . . . . . . . . . 6
                 (e)      Title to Properties; Absence of Liens and Encumbrances  . . . . . . . . . . . . . . . . . . . 8
                 (f)      Properties, Contracts, Permits and Other Data . . . . . . . . . . . . . . . . . . . . . . . . 8
                 (g)      Defects . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
                 (h)      Accounts Receivable; Inventory  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
                 (i)      Legal Proceedings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
                 (j)      Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
                 (k)      Intellectual Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                 (l)      Conduct of Business in Compliance with Regulatory
                           and Contractual Requirements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                 (m)      Certain Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                 (n)      Environmental, Health and Safety Compliance . . . . . . . . . . . . . . . . . . . . . . . .  11
                 (o)      Books and Records . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                 (p)      Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                 (q)      Additional Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                 (r)      Labor Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                 (s)      Employee Benefit Plans and Arrangements . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                 (t)      Transactions With Affiliates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
                 (u)      Investment Representations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
                 (v)      Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                 (w)      Vessels . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                 (x)      Customers.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                 (y)      Foreign Corrupt Practices Act.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                 (z)      Construction Contract . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18


         3.2     Representations and Warranties of Buyer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                 (a)      Due Organization; Good Standing and Power . . . . . . . . . . . . . . . . . . . . . . . . .  19
                 (b)      Authorization and Validity of Agreement . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                 (c)      No Approvals or Notices Required; No Conflict with Instruments  . . . . . . . . . . . . . .  19
                 (d)      Certain Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                 (e)      Authorization of Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                 (f)      SEC Filings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                 (g)      No Material Adverse Change  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20

4.       Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         4.1     Access to Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         4.2     Inspection of Vessels  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         4.3     Conduct of the Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         4.4     Further Actions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         4.5     Notification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         4.6     No Inconsistent Action . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         4.7     Hart-Scott-Rodino Act. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         4.8     Acquisition Proposals. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         4.9     Public Announcements.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         4.10    Purchase Price Adjustments.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         4.11    Regulatory Approvals.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         4.12    Registration Rights. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23

5.       Conditions Precedent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         5.1     Conditions Precedent to Obligations of All Parties . . . . . . . . . . . . . . . . . . . . . . . . .  27
                 (a)      No Governmental Action  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
                 (b)      Termination under Hart-Scott-Rodino Act . . . . . . . . . . . . . . . . . . . . . . . . . .  28
                 (c)      Employment Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
                 (d)      Escrow Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
                 (e)      Voting Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         5.2     Conditions Precedent to Obligations of Buyer . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
                 (a)      Accuracy of Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . .  28
                 (b)      Performance of Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
                 (c)      Actions and Proceedings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
                 (d)      Title . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
                 (e)      Licenses and Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
                 (f)      Environmental Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
                 (g)      Opinion of Counsel to Sellers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
                 (h)      Operation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
                 (i)      Material Adverse Change . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
                 (j)      Facts or Omissions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
                 (k)      Audit . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
                 (l)      Vessel Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
                 (m)      New Vessel Charters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30


         5.3     Conditions Precedent to the Obligations of the Sellers . . . . . . . . . . . . . . . . . . . . . . .  30
                 (a)      Accuracy of Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . .  30
                 (b)      Performance of Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
                 (c)      Actions and Proceedings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
                 (d)      Opinion of Counsel to Buyer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
                 (e)      Material Adverse Change . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31

6.       Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         6.1     General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         6.2     No Liabilities in Event of Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31

7.       Covenants; Action Subsequent to Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         7.1     Use of Names . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31

8.       Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         8.1     Indemnification by the Sellers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         8.2     Indemnification by Buyer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         8.3     Monetary Limit on Indemnification Liability  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         8.4     Indemnification Procedures . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         8.5     Time Limits on Liability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         8.6     Seller Representative  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34

9.       Miscellaneous  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         9.1     Payment of Certain Fees and Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         9.2     Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         9.3     Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         9.4     Binding Effect; Benefit  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         9.5     Assignability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         9.6     Amendment; Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         9.7     Limitation on Interest . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         9.8     Section Headings; Index  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         9.9     Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         9.10    Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         9.11    Applicable Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         9.12    Dispute Resolution . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
                 (a)      Good Faith Negotiations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
                 (b)      Mediation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
                 (c)      Arbitration . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         9.13    Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37


10.      Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         10.1    Defined Terms  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         10.2    Certain Additional Defined Terms . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         10.3    References . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41


                  LIST OF SCHEDULES AND EXHIBITS TO AGREEMENT

                                   SCHEDULES

Schedule 3.1(a)  -        State of Incorporation and Foreign Qualification

Schedule 3.1(b)  -        Ownership of Stock

Schedule 3.1(c)  -        Consents and Approvals

Schedule 3.1(d)  -        Financial Information

Schedule 3.1(e)  -        Liens and Encumbrances

Schedule 3.1(f)  -        Properties, Contracts, Permits and Other Data

Schedule 3.1(h)  -        Accounts Receivable; Inventory

Schedule 3.1(i)  -        Legal Proceedings

Schedule 3.1(j)  -        Insurance

Schedule 3.1(k)  -        Intellectual Property

Schedule 3.1(l)  -        Conduct of Business in Compliance with Regulatory and Contractual Requirements

Schedule 3.1(n)  -        Environmental Compliance

Schedule 3.1(o)  -        Books and Records

Schedule 3.1(p)  -        Taxes

Schedule 3.1(q)  -        Additional Information

Schedule 3.1(r)  -        Labor Matters

Schedule 3.1(s)  -        Employee Benefit Plans

Schedule 3.1(t)  -        Affiliate Transactions

Schedule 3.1(w)  -        Vessels

Schedule 3.1(x)  -        Customers

Schedule 3.2(c)  -        Buyer Consents

                                    EXHIBITS



Exhibit 1                 -       Allocation of Purchase Price

Exhibit 2                 -       Promissory Note

Exhibit 3                 -       Escrow Agreement

Exhibit 4                 -       Voting Agreement

Exhibit 5                 -       Adjusted Pro Forma Balance Sheet

Exhibit 6                 -       Employment Agreement

Exhibit 7                 -       Opinion of Counsel to Sellers and Company

Exhibit 8                 -       Opinion of Counsel to Buyer

Exhibit 9                 -       Construction Contract Assignment


                           STOCK  PURCHASE  AGREEMENT


         This Stock Purchase Agreement (this "Agreement") is made and entered into as of February 10, 1998 by and among those persons whose names are set forth in Schedule 3.1(b) hereof (collectively, the "Sellers" and individually, a "Seller"), Sea Mar, Inc., a Louisiana corporation (the "Company"), Pool Energy Services Co., a Texas corporation ("Pool") and Pool Company, a Texas corporation ("Buyer").


                                R E C I T A L S:

         1. The Sellers own all of the issued and outstanding capital stock (the "Stock") of Company, which is engaged in the offshore vessel business (the "Business"); and

         2. The Sellers desire to sell to Buyer and Buyer desires to acquire from the Sellers, the Stock, in consideration of the payment by Buyer of the purchase price provided for herein, all upon the terms and subject to the conditions hereinafter set forth; and

         3. The Company joins in the execution of this Agreement for the purpose of evidencing its consent to consummation of the foregoing transaction and for the purpose of making certain representations and warranties to and covenants and agreements with Buyer.

                                   AGREEMENT

         In consideration of the premises and of the respective representations, warranties, covenants, agreements and conditions of the parties contained herein, it is hereby agreed as follows:

1.       Purchase and Sale.

         1.1 Purchase and Sale. Subject to the terms and conditions of this Agreement, at the Closing, Sellers shall sell and deliver to Buyer and Buyer shall purchase from Sellers all of the Stock, free and clear of all Encumbrances. At the Closing, each of the Sellers shall deliver to Buyer certificates evidencing the Stock owned by such Seller (which, in the aggregate, shall constitute all of the Stock), duly endorsed for transfer or accompanied by duly executed stock powers.

         1.2 Further Assurances. From time to time after the Closing, the Sellers will execute and deliver, or cause to be executed and delivered, without further consideration, such other instruments of conveyance, assignment, transfer and delivery and will take such other actions as Buyer may reasonably request in order to more effectively transfer, convey, assign and deliver to Buyer, and to place Buyer in possession and control of any of the Stock or to enable Buyer to exercise and enjoy all rights and benefits of the Sellers with respect thereto.

2.       Closing; Purchase Price.

         2.1 Closing Date. The closing of the transactions provided for in this Agreement (the "Closing") shall take place (i) at the offices of Gardere Wynne Sewell & Riggs, L.L.P., 333 Clay Avenue, Suite 800, Houston, Texas, at 10:00 a.m., local time, on the later of (x) March 31, 1998, or (y) the third business day following the satisfaction or waiver (subject to Applicable Law) of each of the conditions of the obligations of the parties set forth in
Section 5, or (ii) at such other time or place or on such other date as the parties hereto shall agree. The date on which the Closing is required to take place is herein referred to as the "Closing Date".

         2.2 Purchase Price and Payment at Closing. The aggregate purchase price for the Stock shall be the sum of subparagraphs (a) and (b) below (the "Purchase Price"), subject to adjustment pursuant to Section 2.3 below. The Purchase Price shall be payable at the Closing and shall consist of:

                 (a) $50,000,000.00 (the "Cash Amount") in cash. The Cash Amount shall be paid to each Seller in the amounts set forth beside the name of each Seller in Exhibit 1 at the Closing in the form of a bank cashier's check payable to the order of such Seller or, if requested by such Seller, in immediately available funds by confirmed wire transfer to a bank account to be designated by such Seller (such designation to occur no later than the second Business Day prior to the Closing Date).

                 (b) An aggregate of 1,538,462 shares of common stock of Pool (the "Pool Stock"), allocated to each Seller in the amounts set forth beside the name of such Seller in Exhibit 1.

         One-half of the Pool Stock to be delivered hereunder shall be placed in escrow with Bank One Texas N.A. pursuant to the terms of an Escrow Agreement substantially in the form attached hereto as Exhibit 3 (the "Escrow Agreement") to serve as security for Sellers' indemnity obligations under
Article 8 of this Agreement. The other one- half of the Pool Stock to be delivered to the Sellers hereunder shall be subject to the terms of a Voting Agreement in the form attached hereto as Exhibit 4 (the "Voting Agreement").

         Sellers acknowledge and agree that the allocation of the Purchase Price among them as set forth on Exhibit 1 is the sole responsibility of the Sellers, and Buyer and the Company shall have no obligation or other responsibility with respect to such allocation.

         2.3 Purchase Price Adjustment. The Purchase Price shall be subject to adjustment as follows:

                 (a) Buyer shall cause the Company to prepare and Arthur Andersen L.L.P. (the "Auditors"), the Company's independent certified public accountants, to audit in accordance with generally accepted accounting principles, consistently applied, and report on (with no exceptions as to the application of GAAP or as to the scope of the audit) a statement of the Company's Shareholders' Equity as of the Closing Date. Such statement, together with all related working papers, being herein referred to as the "Statement". The Statement shall be compared with the adjusted pro forma balance sheet as of August 31, 1997, a copy of which is attached as Exhibit 5 (the "Pro Forma Balance Sheet") and the Shareholders' Equity shown therein. The amount of increase or decrease in the Shareholders' Equity is hereinafter referred to as the "Purchase Price Adjustment". The fees and expenses of the Auditors shall be borne by Buyer.

                 (b) The parties hereto shall use their reasonable best efforts to cause the Auditors to complete and deliver the Statement to Sellers and Buyer within 90 days after the Closing Date.

                 (c) If the Purchase Price Adjustment is a positive amount, the Purchase Price shall be increased by such amount, with such increase being payable in cash by Buyer within fifteen business days of the date of the delivery to Buyer of the Statement (the "Determination Date"). The amount of any such increase shall be allocated among the Sellers in proportion to the allocation of the Cash Amount payable at Closing as set forth on Exhibit 1 hereto. If the Purchase Price Adjustment is a negative amount, then the Purchase Price shall be reduced by such amount, and the Sellers, shall pay such amount to Buyer in proportion to the allocations set forth in Exhibit 1 within fifteen (15) business days of the Determination Date.

                 (d) In the event that Buyer, on the one hand, or Seller Representative on the other, disagrees with the Statement, such party shall have fifteen (15) days from the Determination Date to attempt to resolve such dispute with the other. In the event such dispute cannot be resolved, either Buyer or Seller Representative can request, by the delivery of a notice to the other specifying in reasonable detail the nature of the dispute, within three (3) days of the expiration of such fifteen day period, that the dispute be resolved by an independent nationally-recognized accounting firm that has no business relationship with either party (the "Accounting Arbitrator") selected by the party delivering the notice. The Accounting Arbitrator shall review any disputed items and resolve any such disputes within thirty
         (30) days of the date the Accounting Arbitrator is retained. The decision of the Accounting Arbitrator shall be final and binding between the parties for the purpose of determining any Purchase Price adjustment pursuant to this Section 2.3. The fees and expenses of the Accounting Arbitrator shall be borne one-half by Buyer and one-half by Sellers.

         2.4 Payment of Additional Consideration. In addition to the Purchase Price, Buyer shall pay to Sellers, or their assigns or successors, subject to the terms and conditions of this Agreement, additional consideration as follows:

         (a)     Sellers shall be paid an amount in cash equal to the lesser of
(i) $10,000,000 or (ii) Adjusted 1998 EBITDA. Such amount shall be paid within ten Business Days after the determination of Adjusted 1998 EBITDA. As used herein "Adjusted 1998 EBITDA" shall mean the amount by which EBITDA for calendar year 1998 exceeds $25,000,000. "EBITDA" shall mean the Company's audited earnings from assets owned or contracted for on the date hereof before expenses of the transaction contemplated by this Agreement, interest expense, interest income, depreciation expense, amortization expense, allocated overhead expenses from Pool or any affiliate of Pool other than Sea Mar to the extent that such allocation exceeds any expense which previously was ordinarily incurred by Sea Mar when a stand alone entity and income tax, as reflected in the Company's 1998 or 1999, as appropriate, audited consolidated financial statements ,excluding any gain or loss on the disposal of material assets. EBITDA will be calculated on a basis consistent with past practices including prior capitalization policy whether or not a different capitalization policy is actually applied; and

         (b)     Sellers shall be paid an amount in cash equal to the lesser of
(i) $10,000,000 or (ii) Adjusted 1999 EBITDA. Such amount shall be paid within ten Business Days after the determination of Adjusted 1999 EBITDA. As used herein, "Adjusted 1999 EBITDA" shall mean the amount by which EBITDA for calendar year 1999 exceeds $35,000,000.

         (c)     All payments of additional consideration pursuant to this
Section 2.4 shall be allocated among the Sellers in the same percentages as the Cash Amount is allocated in Exhibit 1. The additional consideration shall be payable within ten (10) business days of the completion of calculation of the adjusted 1998 EBITDA and the Adjusted 1999 EBITDA, respectively.

         2.5 Associated Transaction. In conjunction with this transaction, Company shall enter into a Construction Contract Assignment with Sea Mar Equipment, Inc. in the form of Exhibit 9 attached hereto, pursuant to which Company shall acquire the Construction Contract in exchange for the provision to Sea Mar Equipment, Inc. of either a $10,000,000 cash payment or a promissory note in the amount of $10,000,000, payable in one year, bearing interest at 7.5% substantially in the form of Exhibit 2 attached hereto and made a part hereof (the "Construction Contract Assignment"). Buyer shall fund Company with either the required $10,000,000 cash or a $10,000,000 promissory note, at Buyer's option at the time of the Closing.

3.       Representations and Warranties.

         3.1 Representations and Warranties of the Sellers and the Company. The Company and the Sellers, jointly and severally, represent and warrant to Buyer as of the date hereof and as of the Closing Date, as follows:

                 (a) Due Organization; Good Standing and Power. The Company and each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. The Company and each Subsidiary has the corporate power and authority to own, lease and operate its respective assets and to conduct its respective business as now conducted. The Company and each Subsidiary is duly authorized, qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which their respective right, title or interest in or to any of their respective assets, or the conduct of their respective business, requires such authorization, qualification or licensing, except where the failure to so qualify or to be in good standing in such other jurisdictions would not have a material adverse effect on any of the assets, the business or the results of operations of the Company or of such Subsidiary. The jurisdiction of incorporation of the Company and each Subsidiary and jurisdictions in which the Company and each Subsidiary are qualified or licensed to do business are set forth on Schedule 3.1(a). No actions or proceedings to dissolve the Company or any Subsidiary are pending. The Company has delivered to Buyer true and complete copies of the minute books and stock transfer books of the Company and the Subsidiaries, each of which is accurate and complete.

                 (b) Validity of Agreement; Capitalization. This Agreement has been duly executed and delivered by the Sellers and the Company and constitutes a legal, valid and binding obligation of each of them, enforceable against them in accordance with its terms, except as the same may be limited by bankruptcy, insolvency or other similar laws affecting creditors' rights generally and by general equity principles. The Company's authorized capital consists solely of (i) 100 shares of Class A Common Stock, no par value, of which 100 are issued and outstanding, (ii) 60 shares of Class B Common Stock, no par value of which no shares are issued and outstanding and (iii) 100 shares of Class C Common Stock, no par value, of which no shares are issued and outstanding. The record and beneficial ownership of such shares is as set forth on Schedule 3.1(b) hereto. All of the issued and outstanding shares of the Company and each Subsidiary have been duly authorized and validly issued, are fully paid and nonassessable, have not been issued in violation of any preemptive or similar rights, and have been issued in compliance with all Applicable Laws (including state and federal securities laws). The Stock constitutes all shares of the outstanding capital stock of the Company. The Company owns 100% of the stock and equity interest of each Subsidiary. Except as set forth on Schedule 3.1(b), there are (and as of the Closing Date there will be) outstanding (i) no shares of capital stock or other voting securities of the Company or any Subsidiary, (ii) no securities of the Company or any Subsidiary convertible into or exchangeable for shares of the capital stock or other voting securities of the Company or such Subsidiary, (iii) no options, warrants or other rights to acquire from the Company or any Subsidiary, and no obligation of the Company or any Subsidiary to issue or sell, any shares of its capital stock or other voting securities or any securities of the Company or any Subsidiary convertible into or exchangeable for such capital stock or voting securities, (iv) no equity equivalents, interest in the ownership or earnings, or other similar rights of or with respect to the Company or any Subsidiary, and (v) no shares of any other entity owned by the Company or any Subsidiary. There are (and as of the Closing Date there will be) no outstanding obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any shares, securities, options, equity equivalents, interests or rights. Each Seller is (and at the Closing Date will be) the record and beneficial owner of, and upon consummation of the transactions contemplated hereby Buyer will acquire, good, valid and marketable title to, the number of shares of Stock set forth opposite the name of such Seller on Schedule 3.1(b), free and clear of all Encumbrances, other than (i) those that may arise by virtue of any actions taken by or on behalf of Buyer or its affiliates or (ii) restrictions on transfer that may be imposed by federal or state securities laws.

                 (c) No Approvals or Notices Required; No Conflict with Instruments. Except as described in Schedule 3.1(c) hereto, the execution, delivery and performance of this Agreement by the Sellers and the Company and the consummation by them of the transactions contemplated hereby (i) will not violate (with or without the giving of notice or the lapse of time or both) or require any consent, approval, filing or notice under, any provision of any Applicable Law and (ii) will not result in the creation of any Encumbrance on the Stock under, conflict with, or result in the breach or termination of any provision of, or constitute a default under, or result in the acceleration of the performance of the obligations of the Sellers, the Company or any Subsidiary under, or result in the creation of an Encumbrance upon any portion of the assets of the Company or any Subsidiary pursuant to, the charters or by-laws of the Company or any Subsidiary, or any indenture, mortgage, deed of trust, lease, licensing agreement, contract, instrument or other agreement to which the Sellers, the Company or any Subsidiary are a party or by which any of them or any of their assets is bound or affected. The Stock is transferable and assignable to Buyer as contemplated by this Agreement without the waiver of any right of first refusal or the consent of any other party being obtained, and there exists no preferential right of purchase in favor of any person with respect of any of the Stock or the Business or any of the assets of the Company.

                 (d) Financial Information and Absence of Certain Changes. The Company has delivered to Buyer accurate and complete copies of (i) the Company's audited consolidated balance sheets as of December 31,1995 and December 31,1996, and the related audited consolidated statements of income, stockholders' equity and cash flows for each of the years then ended, and the notes and schedules thereto, prepared in conformity with GAAP, together with the unqualified reports thereon of Arthur Andersen L.L.P., independent public accountants (the "Audited Financial Statements"), and (ii) the Company's unaudited consolidated balance sheet as of December 31, 1997 (the "Latest Balance Sheet"), and the related unaudited statements of income, stockholders' equity and cash flows for the twelve- month period then ended (together with the Latest Balance Sheet, the "Unaudited Financial Statements"), certified by the Company's Finance Manager (collectively, the "Financial Statements"). The Company has also delivered the Pro Forma Balance Sheet. Except as shown in Schedule 3.1(d), the Financial Statements (i) represent actual bona fide transactions, (ii) have been prepared from the books and records of the Company and its consolidated Subsidiaries in conformity with GAAP applied on a basis consistent with preceding years throughout the periods involved, except that the Unaudited Financial Statements are not accompanied by notes or other textual disclosure required by GAAP, and (iii) accurately, completely and fairly present the Company's consolidated financial position as of the respective dates thereof and its consolidated results of operations and cash flows for the periods then ended, except that the Unaudited Financial Statements are subject to normal year-end adjustments consistent with past practice, which will not be material in the aggregate. The Pro Forma Balance Sheet has been prepared from the books and records of the Company and its consolidated Subsidiaries in conformity with GAAP applied on a basis consistent with preceding years throughout the periods involved, subject to the footnotes and exceptions contained therein. To the knowledge of Sellers and the Company, neither the Company nor any Subsidiary has any liability or obligation that would materially and adversely affect the business, assets, financial condition or results of operations of the Company and the Subsidiaries, whether accrued, absolute, contingent, or otherwise, except as set forth on the Latest Balance Sheet or on Schedule 3.1(d). Except as disclosed on Schedule 3.1(d), since the date of the Latest Balance Sheet, there has not been nor will there be any change in the assets, liabilities, financial condition, or operations of the Company or its Subsidiaries from that reflected in the Financial Statements, other than changes in the ordinary course of business, none of which individually or in the aggregate have had or will have a material adverse effect on such assets, liabilities, financial condition, or operations. Without limiting any of the foregoing, since the date of the Latest Balance Sheet and until the Closing Date, except as disclosed on Schedule 3.1(d) the Company and its Subsidiaries have not and, except as specifically contemplated in Sections 4.10 and 5.1 below, will not have:

                               (i) incurred or become subject to, or agreed to incur or become subject to, any obligation or liability, absolute or contingent, except current liabilities incurred in the ordinary course of business;

                              (ii) mortgaged, pledged, or subjected to any Encumbrance (or agreed to do so with respect to) any of their assets, or discharged or satisfied any Encumbrance, or paid or satisfied any obligation or liability other than in the ordinary course of business and consistent with past practice;

                             (iii) sold or transferred, or agreed to sell or transfer, any of their assets, or canceled or agreed to cancel, any debts due them or claims therefor, except, in each case, for full consideration and in the ordinary course of business;

                              (iv)         engaged in any transactions
                 adversely affecting the Business or their assets or suffered any extraordinary losses or waived any rights of substantial value not in the ordinary course of business;

                               (v) purchased or agreed to purchase any securities, bonds, or any other capital stock or assets of any other entity with cash or liquid assets, or used cash or liquid assets to incur debts, for matters not within the ordinary course of business or not for appropriate corporate purposes;

                              (vi) increased any salaries or granted or agreed to grant, or paid, or agreed to pay, any bonus, loan, incentive payment or other item of value or made any other similar agreement, to or with any of its directors, officers or agents except as compensation in the ordinary course of business for appropriate services performed;

                             (vii) declared or paid any dividend or made any other distribution to their shareholders;

                            (viii) made or authorized any capital expenditure except as provided in the pro forma schedule of capital expenditure heretofore furnished to Buyer;

                              (ix) made or agreed to make any changes in their Articles of Incorporation, bylaws, or capital structure;

                               (x)         entered into any representative,
                 distributorship, service, installation, support and maintenance, agency or other similar agreement except in the ordinary course of business;

                              (xi) incurred or suffered any damage, destruction, or loss, not covered by insurance, materially affecting the Business or any of their respective assets;

                             (xii) made or applied to make any change in accounting methods or practices, including for tax purposes; or

                            (xiii)         entered into any agreement,
                 commitment or understanding, whether or not in writing, with respect to any of the foregoing.

                 (e) Title to Properties; Absence of Liens and Encumbrances. The Company and each Subsidiary owns (except as described in Schedule 3.1(e) hereto) good, marketable and indefeasible title to all of its assets, free and clear of all Encumbrances and other restrictions of any kind and nature, other than the Encumbrances specifically set forth on Schedule 3.1(e) hereto.

                 (f)      Properties, Contracts, Permits and Other Data.

                          (i) Schedule 3.1(f) hereto contains a complete and correct list of, and summaries of all the material specifications and details of, all material contracts, contract proposals, charters, outstanding bids, maintenance and service agreements, purchase commitments for materials and other services, construction contracts, and contracts under which the Company or any Subsidiary is a lessor or lessee and other agreements pertaining to the Business to which the Company, any Subsidiary, or an affiliate of the Company or any Subsidiary is a party, the benefits of which are enjoyed in the Business or to which any of the assets of the Company or any Subsidiary is subject;

                          (ii) Schedule 3.1(f) hereto contains a complete and correct list of the Company's and Subsidiaries' owned and leased real estate (the "Real Estate"); and

                          (iii) Schedule 3.1(f) hereto contains a complete and correct list of all Permits relating to the development, use, maintenance or occupation of the Company's or any Subsidiary's properties, Real Estate, or the operation of the Business (other than sales and use tax Permits and franchise tax registrations).

         True and complete copies of all documents (including all amendments thereto) referred to in Schedule 3.1(f) hereto have been delivered to or made available for inspection by Buyer. Except as shown on
         Schedule 3.1(f), all rights, licenses, leases, registrations, applications, contracts, commitments, Permits and other arrangements by the Sellers, the Company or any Subsidiary referred to in Schedules 3.1(f) are in full force and effect and are valid and enforceable in accordance with their respective terms, except where the failure to be in full force and effect and valid and enforceable would not in the aggregate have an adverse effect on the assets of the Company or its Subsidiaries or on their respective results of operations. Except as shown on Schedule 3.1(f), the Company, the Subsidiaries, and their respective affiliates are not in breach or default in the performance of any material obligation thereunder and to the best knowledge of the Sellers and the Company, no event has occurred or has failed to occur whereby any of the other parties thereto have been or will be released therefrom or will be entitled to refuse to perform thereunder. Except as set forth in Schedule 3.1(f) hereto, there are no contracts, agreements, licenses, Permits, franchises or rights to which the Company or any of its Subsidiaries or affiliates is a party which are material to the ownership of any of the Company's assets, the assets of any Subsidiary, or to the conduct of the Business as conducted by the Company and its Subsidiaries. Except as described on Schedule 3.1(f) hereto, the Company and each Subsidiary has and will have following the Closing, all licenses, Permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities required for the conduct of the business as presently conducted. Except as shown on Schedule 3.1(f), there are no outstanding powers of attorney relating to or affecting the Company or any Subsidiary. Except as shown on Schedule 3.1(f), neither the Company nor any Subsidiary is a guarantor for or otherwise liable for any liability or obligation (including indebtedness of any other person).

                 (g) Defects. The buildings, plants, structures, Vessels, and equipment of the Company and the Subsidiaries are being transferred "as is, where is" with Seller's only obligation with respect thereto prior to Closing to continue to maintain same in accordance with past practices in the ordinary course of business.
         The building, plants, structures, equipment and Vessels of the Company and its Subsidiaries are sufficient for the continued conduct of the Company's and its Subsidiaries' businesses after the Closing in substantially the same manner as conducted prior to the Closing.

                 (h) Accounts Receivable; Inventory. All accounts receivable reflected on the Latest Balance Sheet or on the accounting records of the Company and its Subsidiaries as of the Closing Date (collectively, the "Accounts Receivable") represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. Unless paid prior to the Closing Date, except as shown in Schedule 3.1(h), the Accounts Receivable are or will be as of the Closing Date current and collectible net of the respective reserve shown on the Balance Sheet or on the accounting records of the Company and its Subsidiaries as of the Closing Date (which reserves are adequate and calculated consistently with past practice and, in the case of the reserve as of the Closing Date, will not represent a greater percentage of the Accounts Receivable as of the Closing Date than the reserve reflected in the Latest Balance Sheet represented of the Accounts Receivables reflected therein and will not represent a material adverse change in the composition of such Accounts Receivable in terms of aging.
         Subject to such reserves, except as shown in Schedule 3.1(h), each of the Accounts Receivable either has been or will be collected in full, without any setoff. Except as shown in Schedule 3.1(h), the inventories and work in progress reflected on the Latest Balance Sheet and those items of inventory constructed or acquired by the Company and the work performed by the Company after the date of the Latest Balance Sheet, except to the extent disposed of or billed since such date in the ordinary conduct of the business by the Company or its Subsidiaries, are, in the case of such inventory, in good, merchantable and usable condition, and, in the case of such work in progress, represent work completed in accordance with the requirements of any applicable contract, and, in each case, have been reflected on the books of the Company in accordance with GAAP. Except as set forth on Schedule 3.1(e) hereto, all such inventories and work in progress are owned by the Company or its Subsidiaries free and clear of any Encumbrances.

                 (i) Legal Proceedings. Except as described in Schedule 3.1(i) hereto, (i) there is no litigation, proceeding, claim or governmental investigation pending or, to the knowledge of any of the Sellers or the Company, threatened seeking relief or damages which, if granted, would adversely affect the Company, any Subsidiary, any of their respective assets, or the ability of Buyer to use and operate the assets of the Company and the Subsidiaries or which would prevent the consummation of the transactions contemplated by this Agreement and (ii) neither the Sellers, the Company nor any Subsidiary has been charged with any violation of or, to the knowledge of either the Sellers or the Company, threatened with a charge or violation of, nor is either of the Sellers or the Company aware of any facts or circumstances that, if discovered by third parties, could give rise to a charge or a violation of, any provision of Applicable Law or regulation which charge or violation, if determined adversely to either the Sellers, the Company or any Subsidiary, would adversely affect the Business or the results of operations of the Company or its Subsidiaries or that might reasonably be expected to affect the right of Buyer to own the Stock or operate the Company's and Subsidiaries' Business after the Closing Date in substantially the manner in which it is currently operated. None of the Company, any Subsidiary, or any director, officer, employee or agent of any of them has, directly or indirectly, paid or delivered any fee, commission or other sum of money or item of property however characterized to any broker, finder, agent, governmental official or other person, in any matter related to the Business of the Company or any Subsidiary, which the Company, any Subsidiary, or any such director, officer, employee or agent knows or has reason to believe to have been illegal under any Applicable Law.

                 (j)      Insurance.

                          (i) Schedule 3.1(j) hereto sets forth a list and brief description of the insurance policies relating to the insurable properties of the Company and its Subsidiaries and the conduct of the Business of the Company and its Subsidiaries. All premiums due and arising thereon have been paid on a current basis and such policies are in full force and effect.

                          (ii) The Company maintains, with financially sound and reputable insurers, insurance policies covering such perils and in such amounts as are usually maintained on vessels engaged in the same or a similar business as the Vessels under blanket fleet policies with respect to vessels of like size, character and marine activity as the Vessels; and such workmen's compensation or longshoremen's and harbor workers' insurance as shall be required by applicable law, including endorsements for borrowed servant, voluntary compensation and in rem claims;

                          (iii) Schedule 3.1(j) is a complete and accurate list of all pending or outstanding insurance claims ("Outstanding Insurance Claims") of the Company against the Company's insurance companies and the amount, if any, of each Outstanding Insurance Claim that is reflected in the Financial Statements as an account receivable or other asset.

                 (k) Intellectual Property. Schedule 3.1(k) contains a complete list of all of the Company's and its Subsidiaries' right, title or interest in or to any Intellectual Property. Except as described on Schedule 3.1(k) hereto, the Company or its Subsidiaries
         (i) own and possess all of the Intellectual Property needed for the conduct of the Business as presently conducted; (ii) to the best knowledge of the Sellers and the Company, there is no basis for the assertion by any person of any claim against Buyer or the Company with respect to the use by the Company or Buyer of any of the Intellectual Property; and (iii) neither the Sellers nor the Company is infringing or violating, and to the best knowledge of the Sellers and the Company, neither the Sellers nor the Company have infringed or violated, any rights of any person with respect to any of the Intellectual Property, and the Intellectual Property is not subject to any order, injunction or agreement respecting its use.

                 (l) Conduct of Business in Compliance with Regulatory and Contractual Requirements. Except as described on Schedule 3.1(l) hereto, the Company and each Subsidiary has conducted the Business so as to comply with all Applicable Laws, rights of concession, licenses, know-how or other proprietary rights of others, the failure to comply with which would individually or in the aggregate have a material adverse effect on the Business, the Vessels or the results of operations of the Company or any Subsidiary.

                 (m) Certain Fees. Neither the Company, any Subsidiary or their respective officers, directors or employees nor Sellers, on behalf of the Company, any Subsidiary or themselves, has employed any broker or finder or incurred any other liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby, other than the fees and expenses payable to Simmons & Company International and Chaffe & Associates, Inc., which shall be paid by the Sellers prior to or at the Closing.

                 (n) Environmental, Health and Safety Compliance. Except as described on Schedule 3.1(n) hereto,

                               (i) the Company and each Subsidiary is, and has continuously been, in compliance with all Environmental Laws;

                              (ii)         all material notices, Permits,
                 licenses or similar authorizations, if any, required to be obtained or filed under any Environmental Law in connection with the operation of the Business have been obtained or filed;

                             (iii)         there are no past, pending or
                 threatened investigations, proceedings or claims against the Company relating to the presence, release or remediation of any Hazardous Material or for non-compliance with any Environmental Law;

                              (iv) Hazardous Materials have not been treated, stored or disposed of on, to or from any property relating in any way to the Company or any Subsidiary or that is or was owned or leased by the Company or any Subsidiary;

                               (v) none of the properties owned, leased or operated by the Company or any Subsidiary have been used as landfill or waste disposal sites or contain any underground storage tanks;

                              (vi) no conditions or circumstances are known to the Company or the Sellers to exist or to have existed with respect to the Company or any Subsidiary, including without limitation the off-site disposal of Hazardous Materials, that could give rise to any remedial action under, or impose any liability on the Company, any Subsidiary, or Buyer with respect to any Environmental Law;

                             (vii) neither the Sellers, the Company nor any Subsidiary has received any notice or claim, and none of them is aware of any facts suggesting, that the Company or any Subsidiary is or may be liable to any person as a result of any Hazardous Material generated, treated or stored at any real estate at any time owned or leased by the Company or any Subsidiary or discharged, emitted, released or transported from any real estate at any time owned or leased by the Company or any Subsidiary or any other source in the conduct of the Business of the Company and its Subsidiaries;

                            (viii) no conditions or circumstances are known by the Sellers or the Company to exist or to have existed, and no activities are known by the Sellers or the Company to be occurring or to have occurred, that are resulting or have resulted in the exposure of any person or property to a Hazardous Material such that the owner of the Real Estate or of the Business may in the future be liable to such persons or to the owners of such property for personal or other injuries or damages resulting from such exposure;

                              (ix) there are no federal or state air emission credits or air or water discharge Permits related to the Real Estate; and

                               (x) to the extent required by Applicable Law, the Vessels have all evidence of financial responsibility necessary to conduct, and to continue to conduct, the business in which they are engaged on the date of this Agreement.

         For purposes of this Agreement, the term "Environmental Laws" shall mean, as to any given asset or operation of the Company, all applicable laws, statutes, ordinances, rules and regulations of any Governmental Entity pertaining to protection of the environment in effect as of the Closing Date. For purposes of this Agreement, the term "Hazardous Material" shall mean any substance which is listed or defined as a hazardous substance, hazardous constituent or solid waste pursuant to any Environmental Law.

                 (o) Books and Records. Except as shown on Schedule 3.1(o), all of the books and records of the Company and the Subsidiaries have been prepared and maintained in accordance with good business practices and, where applicable, in conformity with GAAP and, to the best of Company's and Sellers' knowledge, in compliance with all Applicable Laws and other requirements.

                 (p) Taxes. Except as shown on Schedule 3.1(p), for the past five years, the Company and the Sellers have caused to be timely filed with appropriate federal, state, local, foreign, provincial and other Governmental Entities all Tax Returns required to be filed with respect to the Company, the Subsidiaries or the conduct of the Business and have paid, caused to be paid, or adequately reserved in the Financial Statements all Taxes due or claimed to be due from or with respect to such Tax Returns or which are or will become payable with respect to all periods prior to Closing. Except as set forth on
         Schedule 3.1(p), no extension of time has been requested or granted with respect to the filing of any Tax Return or payment of any Taxes, and no issue has been raised or adjustment proposed by the IRS or any other taxing authority in connection with any of the Company's Tax Returns, and there are no outstanding agreements or waivers that extend any statutory period of limitations applicable to any federal, state, local, foreign, or provincial Tax Returns that include or reflect the use and operation of the Company, the Subsidiaries or the conduct of the Business. Except as set forth on Schedule 3.1(p), neither the Sellers, the Company nor any Subsidiary have received or have knowledge of any notice of deficiency, assessment, audit, investigation, or proposed deficiency, assessment or audit with respect to the Company, the Subsidiaries or the conduct of the Business from any taxing authority. Except as shown on Schedule 3.1(p), none of the Company or any Subsidiary has taken action which is not in accordance with past practice that could defer any liability for Taxes from any taxable period ending on or before the Closing Date to any taxable period ending after such date and neither of the Company or any Subsidiary has consented to the application of Section 341(f) of the Code.

                 (q) Additional Information. Schedule 3.1(q) hereto contains accurate lists and summary descriptions of the following:

                               (i) the name and address of every bank and other financial institution at which the Company, any Subsidiary or any of their respective affiliates maintain an account (whether checking, savings or otherwise), lock box or safe deposit box for the Business, and the account numbers and names of persons having signing authority or other access thereto;

                              (ii) the names and titles of and current hourly rates for all employees of the Company and the Subsidiaries, together with the vacation and severance benefits to which each such person is entitled; and

                             (iii) all names under which the Company and the Subsidiaries have conducted any business or which any of them has otherwise used.

                 (r) Labor Matters. Except as shown on Schedule 3.1(r), neither the Company nor any Subsidiary has suffered any strike, slowdown, picketing or work stoppage by any union or other group of employees. Neither the Company nor any Subsidiary is a party to any collective bargaining agreement; no such agreement determines the terms and conditions of employment of any employee of the Company or any Subsidiary; no collective bargaining agent has been certified as a representative of any of the employees of the Company or any Subsidiary; and no representation campaign or election is now in progress with respect to any of the employees of the Company or any Subsidiary. Except as shown on Schedule 3.1(r), neither the Sellers, the Company nor any Subsidiary has taken or failed to take any action that would cause Buyer to incur any liability in the event Buyer chooses to dismiss from its employment any of the Company's employees or any employee of any Subsidiary following the Closing. Except as shown on Schedule 3.1(r), the Company and each Subsidiary has complied in all material respects with all laws relating to the employment of labor in the conduct of the Business, including provisions thereof relating to wages, hours, equal opportunity and the payment of pension contributions, social security and other taxes.

                 (s)      Employee Benefit Plans and Arrangements.

                               (i)         Schedule 3.1(s) hereto lists all
                 employee benefit plans and collective bargaining, labor and employment agreements and severance agreements or other similar arrangements, whether or not in writing (together with all documents or instruments establishing or constituting any related trust, annuity contract or other funding instrument) to which the Company or any Subsidiary is (or ever has been) a party or by which the Company or any Subsidiary is (or ever has been) bound, including, without limitation, (1) any profit-sharing, deferred compensation, bonus, stock option, stock purchase, pension, retainer, consulting, retirement, severance, or incentive compensation plan, agreement or arrangement, (2) any welfare benefit plan, agreement or arrangement or any plan, agreement or arrangement providing for "fringe benefits" or perquisites to employees, officers, directors or agents, including but not limited to benefits relating to automobiles, clubs, vacation, child care, parenting or maternity leave, sabbaticals, sick leave, medical expenses, dental expenses, disability, accidental death or dismemberment, hospitalization, life insurance and other types of insurance, (3) any employment agreement, or (4) any other "employee benefit plan" (within the meaning of Section 3(3) of ERISA).

                              (ii) The Sellers and the Company have delivered to Buyer true, correct and complete copies of all plan documents and/or contracts (including, where applicable, any documents and/or instruments establishing or constituting any related trust, annuity contract or funding instrument) and summary plan descriptions with respect to the plans, agreements and arrangements listed in Schedule 3.1(s) hereto, or summary descriptions of any such plans, agreements or arrangements not otherwise in writing. The Sellers and the Company have provided Buyer with true, correct and complete copies of the Form 5500 filed with respect to each plan identified in Schedule 3.1(s) hereto that was required to file an annual report for the plan year immediately preceding the Closing Date. Each of such Forms 5500 accurately reflects the financial status of the plan to which it relates as of the dates specified therein. In addition, the Sellers and the Company have provided Buyer with (a) true, correct and complete copies of any and all written communications notices or claims that the Sellers, the Company, or any Subsidiary have received from the IRS, the Department of Labor and/or the Pension Benefit Guaranty Corporation concerning any plan, arrangement or agreement identified in Schedule 3.1(s) hereto that give notice of possible imposition of a fine, penalty or liability with respect to such plan, arrangement or agreement and (b) true, correct and complete copies of any complaints, petitions, claims or other notices of liability relating to any such plan, arrangement or agreement that have been filed by any other party.

                             (iii) For each of the plans, agreements and arrangements identified in Schedule 3.1(s) hereto, there are no negotiations, demands or proposals that are pending or have been made since the dates of the respective items furnished pursuant to Section 3.1(s)(ii) hereto which concern matters now covered, or that would be covered, by plans, agreements or arrangements of the type described in this Section.

                              (iv) The Company, the Subsidiaries, and each of the plans, agreements and arrangements identified in
                 Schedule 3.1(s) hereto are in full compliance with the applicable provisions of the Code and ERISA, the regulations and published authorities thereunder, and all other laws applicable with respect to all such employee benefit plans, agreements and arrangements. The Sellers, the Company and the Subsidiaries have performed all of their respective obligations under all such plans, agreements and arrangements including, but not limited to, the full payment when due of all amounts required to be made as contributions thereto or otherwise. There are no actions, suits or claims (other than routine claims for benefits) pending or threatened against such plans or their assets, or arising out of such plans, agreements or arrangements, and, to the best knowledge of the Sellers and the Company, no facts exist which could give rise to any such actions, suits or claims that might have a material adverse effect on such plans, agreements or arrangements.

                               (v)         Except as specified in Schedule
                 3.1(s) hereto, each of the plans, agreements or arrangements can be terminated by the Company within a period of 30 days, without payment of any additional compensation or amount or the additional vesting or acceleration of any such benefits.

                              (vi) With respect to each plan identified in Schedule 3.1(s) hereto which is an "employee benefit plan" (within the meaning of Section 3(3) of ERISA) or a "plan" (within the meaning of Section 4975(e)(1) of the Code), no transaction has occurred which is prohibited by Section 406 of ERISA or which could give rise to a material liability under
                 Section 4975 of the Code or Sections 502(i) or 409 of ERISA.

                                        (1)     Qualified Plans.  Except as
                          specifically identified in Schedule 3.1(s) hereto, neither the Company nor any Subsidiary has now, or has at any time previously maintained, a stock bonus, pension or profit-sharing plan which is or was intended to meet the requirements of Section 401(a) of the Code.

                                        (2)     Title IV Plans.  Except as
                          specifically identified in Schedule 3.1(s) hereto, the Company does not have, and has not at any time previously maintained, a plan subject to Title IV of ERISA.

                                        (3)     Multiemployer Plans.  No plan
                          listed in Schedule 3.1(s) hereto is or ever has been a "multiemployer plan" (within the meaning of Section 3(37) of ERISA).

                                        (4)     Welfare Benefit Plans.  All
                          group health plans of the Company and Subsidiaries have been operated in compliance with the group health plan continuation coverage requirements of Sections 601 through 608 of ERISA and 4980B of the Code to the extent such requirements are applicable. Except to the extent required under Section 4980B of the Code, neither the Company nor any Subsidiary provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employees.

                                        (5)     Fines and Penalties.  There has
                          been no act or omission by the Company, any Subsidiary, or the Sellers or any ERISA affiliate that has given rise to or may give rise to fines, penalties, taxes, or related charges under Sections 502 and 4071 of ERISA or Chapter 43 of the Code.

                 (t) Transactions With Affiliates. No shareholder, director or officer of the Company or any Subsidiary, and no associate of any such shareholder, director or officer is currently, directly, or indirectly, a party to any transaction with the Company or any Subsidiary, including any agreement, arrangement or understanding, written or oral, providing for the employment of, furnishing of services by, rental of real or personal property from, or otherwise requiring payment to any such shareholder, director, officer or associate, except as disclosed on Schedule 3.1(t). No shareholder, director or officer of the Company or any Subsidiary, and no associate of such shareholder, director or officer owns, directly or indirectly, any interest in, or serves as a director, officer, or employee of, any customer, supplier or competitor of the Company or any Subsidiary, except as disclosed on Schedule 3.1(t). For the purposes of this
         Section 3.1(t) only, an "associate" of any shareholder, director or officer means a member of the immediate family of such shareholder, director or officer or any corporation, partnership, trust or other entity in which such shareholder, director, officer or employee has a substantial ownership or beneficial interest or is a director, officer, partner or trustee, or person holding a similar position.

                 (u)      Investment Representations.

                      (i) Each Seller is acquiring the Pool Stock for his own account for investment and not with a view to, or for sale or other disposition in connection with, any distribution of all or any part thereof, except (a) pursuant to an applicable exemption under the Securities Act or (b) in an offering covered by a registration statement filed pursuant to the Securities Act. In acquiring the Pool Stock, each Seller is not offering or selling, and will not offer or sell, for Pool in connection with any distribution of the Pool Stock and each Seller does not have a participation and will not participate in any such undertaking or in any underwriting of such an undertaking except in compliance with applicable federal and state securities laws.

                      (ii) Each Seller acknowledges that he or his representatives have been furnished with substantially the same kind of information regarding Pool and its business, assets, results of operations and financial condition as would be contained in a registration statement prepared in connection with a public sale of the Pool Stock. Each Seller further represents that he has had an opportunity to ask questions of and receive answers from Pool regarding Buyer and its business, assets, results of operations and financial condition and the terms and conditions of the issuance of the Pool Stock. The foregoing, however, shall not limit or modify the representations and warranties of Buyer in Section 3, shall not limit the rights of a Seller prior to and in anticipation of any issuance of the Pool Stock pursuant hereto, and shall not limit the disclosure requirements of applicable federal and state securities laws.

                    (iii) Each Seller acknowledges that he is able to fend for himself, can bear the economic risk of his investment in the Pool Stock, and has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of an investment in the Pool Stock and is an "accredited investor" as defined in Regulation D under the Securities Act.

                      (iv) Each Seller understands that the Pool Stock, when issued to such Seller, will not have been registered pursuant to the Securities Act or any applicable state securities laws, that unless and until registered as contemplated by Section 4.12 the Buyer Stock will be characterized as "restricted securities" under federal securities laws, and that under such laws and applicable regulations the Pool Stock cannot be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom. In this connection, each Seller represents that he is familiar with Rule 144 promulgated under the Securities Act, as currently in effect, and understands the resale limitations imposed thereby and by the Securities Act. Stop transfer instructions may be issued accordingly to the transfer agent for the Pool Stock.

                      (v) It is agreed and understood by each Seller that the certificates representing the Pool Stock shall each conspicuously set forth on the face or back thereof, in addition to any legends required by Applicable Law or other agreement, a legend in substantially the following form:

                 THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED PURSUANT TO THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. SUCH SHARES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED UNLESS THEY ARE FIRST REGISTERED PURSUANT TO THAT ACT AND APPLICABLE STATE SECURITIES LAWS OR UNLESS THE CORPORATION RECEIVES A WRITTEN OPINION OF COUNSEL, WHICH OPINION AND COUNSEL ARE SATISFACTORY TO THE CORPORATION, TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED.

                 (v)      Disclosure.  No representation or warranty in this
         Section 3.1 or in any Schedule or Exhibit to this Agreement, or in any written statement, certificate or other document furnished to Buyer contains or will contain any untrue statement of a material fact or omits or will omit a material fact necessary to make the statements therein not misleading. Except for facts generally affecting companies engaged in offshore vessel business, there is no fact known to either the Sellers or the Company that has, or in the future may have, a material adverse effect on the Business or the results of operations of the Company, which fact has not been set forth in this Agreement or in the Schedules hereto.

                 (w) Vessels. All Vessels owned or chartered in by the Company are set out in Schedule 3.1(w). Except as set out in Schedule 3.1(w), each of the Vessels is, and will be on the Closing Date, owned by the Company free and clear of all liens, charges and rights of others and duly documented under the laws and flag of the U.S. entitling the Vessels to engage in the coastwise trade in the United States and to operate on a worldwide basis in support of the offshore petroleum industry. Except as set out in Schedule 3.1(w), none of the equipment on board any of the Vessels or held for use on any of the Vessels is leased to the Company. All logs (deck and engine) shall be onboard the Vessels when delivered to Buyer as aforesaid.

                 (x) Customers. Set forth in Schedule 3.1(x) hereto is a complete and accurate list of the largest ten (10) customers in terms of revenues of the Company.

                 (y) Foreign Corrupt Practices Act. To the knowledge of the Sellers and the Company, there have been no violations of the Foreign Corrupt Practices Act by the Company or any of its agents.

                 (z) Construction Contract. The Construction Contract for the New Vessels is in full force and effect, the Company and the Sellers are aware of no defaults by any party to the Construction Contract and the control of the Company and the Construction Contract will be assigned to the Company or another entity or entities designated by the Buyer without the payment of additional funds but with the consent of the Builder.

         3.2 Representations and Warranties of Buyer. Buyer represents and warrants to the Sellers as follows:

                 (a) Due Organization; Good Standing and Power. Buyer and Pool are corporations duly organized, validly existing and in good standing under the laws of Texas. Buyer and Pool have all corporate power and authority to enter into this Agreement (and each other agreement expressly provided for herein) and to perform their respective obligations hereunder and thereunder.

                 (b) Authorization and Validity of Agreement. The execution, delivery and performance of this Agreement by Buyer and Pool and the consummation by Buyer and Pool of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on its part. No other corporate action is necessary for the authorization, execution, delivery and performance by Buyer and Pool of this Agreement and the consummation by Buyer and Pool of the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Buyer and Pool and constitute a legal, valid and binding obligation of Buyer and Pool, enforceable against Buyer and Pool in accordance with their respective terms, except as the same may be limited by bankruptcy, insolvency or other similar laws affecting creditors' rights generally and by general equity principles.

                 (c) No Approvals or Notices Required; No Conflict with Instruments. Except as disclosed on Schedule 3.2(c), the execution, delivery and performance of this Agreement by Buyer and Pool and the consummation by it of the transactions contemplated hereby (i) will not violate (with or without the giving of notice or the lapse of time or both), or require any consent, approval, filing or notice under any provision of any law, rule or regulation, court order, judgment or decree applicable to Buyer and Pool, and (ii) will not conflict with, or result in the breach or termination of any provision of, or constitute a default under, or result in the acceleration of the performance of the obligations of Buyer and Pool, under, the charter or bylaws of Buyer and Pool or any indenture, mortgage, deed of trust, lease, licensing agreement, contract, instrument or other agreement to which Buyer and Pool is a party or by which Buyer or any of its assets or properties is bound.

                 (d) Certain Fees. None of Buyer, Pool nor any of their respective officers, directors or employees, on behalf of it, has employed any broker or finder or incurred any other liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby, other than fees and expenses payable to SBC Warburg Dillon Read Inc., which shall be the sole responsibility of Buyer.

                 (e) Authorization of Common Stock. The shares of Pool Stock, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable.

                 (f) SEC Filings. Pool has filed all reports, registrations, and statements, together with any required amendments thereto, with the SEC including, but not limited to, its quarterly report on Form 10-Q for the fiscal quarter ended September 30,1997 and any filings required by applicable state securities authorities. All such reports and statements filed, with any such regulatory authority or body are collectively referred to in this Agreement as the "Reports." As of their respective dates, the Reports filed comply with the respective rules and regulations promulgated by the SEC and state securities authorities and did not, contain at the time filed, any untrue statement of a material fact or any omission to state a material fact required to be stated therein or necessary in order to make the statements in light of the circumstances under which they were made clear and not misleading.

                 (g) No Material Adverse Change. There has been no material adverse change in the financial or business condition of Pool or Buyer since September 30, 1997.

4.       Covenants.

         4.1 Access to Information. During the period beginning on the date hereof and ending on the Closing Date, the Sellers and the Company will
(a) give or cause to be given to Buyer and its representatives such access, during normal business hours, to the plant, properties, books and records of the Company and the Subsidiaries as Buyer shall from time to time reasonably request and (b) furnish or cause to be furnished to Buyer such financial and operating data and other information with respect to the Company and the Subsidiaries as Buyer shall from time to time reasonably request. Buyer and its representatives shall be entitled, in consultation with the Sellers, to such access to the representatives, officers and employees of the Company and the Subsidiaries as Buyer may reasonably request. The Sellers shall permit Buyer and its representatives to confirm, on reasonable notice and on the basis of agreed methods, with the Company's and Subsidiaries' principal vendors, customers, and trade affiliates, that the acquisition by Buyer of the Company will be acceptable to such vendors, customers, and trade affiliates and that the acquisition will not adversely effect the relationship of such vendors, customers and trade affiliates with the Business. The Sellers and the Company agree that such access by Buyer and its representatives shall include the right to perform a soil and groundwater analysis of the Real Estate and to conduct such other environmental investigations of the Real Estate as Buyer shall deem necessary or appropriate to determine on-site conditions and the presence or absence of any Hazardous Materials. In connection with such environmental investigations, the Sellers and the Company will provide to or make available for inspection by Buyer and its representatives (i) all records relating to the disposal of waste materials generated at the Real Estate; (ii) all environmental Permits and records relating to compliance with such Permits;
(iii) all records of spills or other releases; (iv) all records relating to employee exposure to workplace chemicals; (v) all environmental audits or assessments; (vi) all insurance records relating to coverage for environmental incidents affecting the Real Estate; (vii) all chemical inventories and reports of chemical emissions; (viii) all correspondence relating to pending or threatened environmental claims; and (ix) all records obtained from prior owners or operators of the Real Estate relating to environmental conditions.

         4.2 Inspection of Vessels. The Buyer shall have the right, at its sole cost, risk and expense, to inspect the Vessels at any reasonable time and from time to time prior to the Closing Date, provided that such inspection shall be conducted in a manner that does not unreasonably interfere with the operation of the Vessels. Any such inspection may include the opening up of machinery and equipment and, at the Buyer's option, may be conducted by drydocking any Vessel (subject to obtaining the consent of the user of such Vessel). The Company shall keep the Buyers advised of the location and whereabouts of each Vessel to facilitate such an inspection. Any direct costs incurred by Company as a result of such inspection shall be reimbursed to Company by Buyer.

         4.3 Conduct of the Business. Except as specifically required or contemplated by this Agreement or otherwise consented to or approved in writing by Buyer, during the period commencing on the date hereof and ending on the Closing Date, the Company and the Subsidiaries will and the Sellers will cause the Company and the Subsidiaries to:

                 (a) conduct the Business only in the usual, regular and ordinary manner consistent with current practice and, to the extent consistent with such operation, use its reasonable best efforts to keep available the services of the present employees of the Company and the Subsidiaries and preserve the Company's and the Subsidiaries' present relationships with persons having business dealings with the Company and the Subsidiaries;

                 (b) maintain the Company's and the Subsidiaries' books, accounts and records in the usual, regular and ordinary manner, on a basis consistent with past practice, and comply in all material respects with all Applicable Laws and other obligations of the Company and the Subsidiaries;

                 (c) not (i) sell, lease, charter or otherwise dispose of any of the assets of the Company or any Subsidiary other than in the ordinary course of its business in accordance with past practices,
         (ii) modify or change in any material respect any contract of the Company or any Subsidiary, other than in the ordinary course of business or (iii) agree, whether in writing or otherwise, to do any of the foregoing; and

                 (d) not (i) permit or allow any of the assets of the Company or any Subsidiary to become subject to any liens or Encumbrances (other than in the ordinary course of business), (ii) waive any claims or rights relating to the Business, except in the ordinary course of business and consistent with past practice, (iii) grant any increase in the compensation of any employees employed in the conduct of the Business, except for reasonable increases in the ordinary course of business and consistent with past practice or as required by contractual arrangements existing on the date hereof, and reasonable payments in normal sales compensation plans, including bonuses, (iv) enter into any agreements giving rise to trade and barter obligations relating to the assets of the Company or any Subsidiary, or (v) agree, whether in writing or otherwise, to do any of the foregoing.

         4.4 Further Actions. Subject to the terms and conditions hereof, the Sellers, Company and Buyer will each use their reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, including using reasonable best efforts: (i) to obtain prior to the Closing Date all licenses, Permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities and parties to contracts with the Company or the Subsidiaries as are necessary for the consummation of the transactions contemplated hereby; (ii) to effect all necessary registrations and filings; and (iii) to furnish to each other such information and assistance as reasonably may be requested in connection with the foregoing. Where the consent of any third party is required under the terms of any of the Company's or the Subsidiaries' leases or contracts to the transactions contemplated by this Agreement, the Sellers and the Company will use reasonable best efforts to obtain such consent on terms and conditions not less favorable than as in effect on the date hereof. The Sellers and Buyer shall cooperate fully with each other to the extent reasonably required to obtain such consents.

         4.5     Notification.

                 (a) The Sellers and the Company shall promptly notify Buyer in writing and keep it advised as to (i) any litigation or administrative proceeding filed or pending against the Company or any Subsidiary or, to their knowledge, threatened against any of them, including any such litigation or administrative proceeding that challenges the transactions contemplated hereby; (ii) any material damage or destruction of any of the assets of the Company or any Subsidiary; (iii) any material adverse change in the results of operations of the Company or any Subsidiary; and (iv) any variance from the representations and warranties contained in Section 3.1 hereof or of any failure or inability on the part of the Sellers or the Company to comply with any of their respective covenants contained in this Section 4.

                 (b) The Buyer and Pool shall promptly notify the Sellers and the Company in writing and keep it advised as to (i) any litigation or administrative proceeding filed or pending against the Buyer or Pool or, to its knowledge, threatened against it, that challenge the transactions contemplated hereby and (ii) any variance from the representations and warranties contained in Section 3.2 hereof or of any failure or inability on the part of the Buyer or Pool to comply with any of their respective covenants contained in Section 2 and Section 4 hereof.

         4.6 No Inconsistent Action. Subject to Sections 6.1 and 6.2 hereof, no party hereto shall take any action inconsistent with its obligations under this Agreement or which could materially hinder or delay the consummation of the transactions contemplated by this Agreement.

         4.7 Hart-Scott-Rodino Act. Buyer and Sellers will file the Notification and Report Forms and related material that they are required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act, will use their reasonable efforts to obtain an early termination of the applicable waiting period, and will make any further filings pursuant thereto that may be necessary, proper, or advisable, provided, however, that the reasonable efforts of Buyer shall not include (a) proffering Buyer's willingness to accept an order providing for the divestiture of such of the properties, assets, operations, or business of the Company or any Subsidiary (or, in lieu thereof, such properties, assets, operations, or business of Buyer or any of Buyer's affiliates) as are necessary to permit the consummation of the transactions contemplated by this Agreement, including an offer to hold separate such properties, assets, operations or businesses pending any such divestiture, (b) proffering Buyer's willingness to accept any other conditions, restrictions, limitations or agreements affecting the full rights of ownership of the Company's or any Subsidiary's assets (or any portion thereof) as may be necessary to permit the consummation of the transactions contemplated by this Agreement, or (c) entering into or continuing any litigation relating to this Agreement or the transactions contemplated hereby.

         4.8 Acquisition Proposals. None of the Sellers, the Company, any Subsidiary, or any affiliate, director, officer, employee or representative of any of them shall, directly or indirectly (i) solicit, initiate or knowingly encourage any Acquisition Proposal or (ii) engage in discussions or negotiations with any person that is considering making or has made an Acquisition Proposal. Sellers and the Company shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any persons conducted heretofore with respect to any Acquisition Proposal and shall promptly request each such person who has heretofore entered into a confidentiality agreement in connection with Acquisition Proposal to return to Sellers and the Company all confidential information hereto furnished to such person by or on behalf of any Seller or the Company. The term "Acquisition Proposal," as used herein, means any offer or proposal for or any indication of interest in, a merger or other business combination involving the Company or any of its affiliates, or the acquisition of an equity interest in or substantial portion of the assets of, the Company or affiliate of the Company, other than the transactions contemplated by this Agreement.

         4.9 Public Announcements. Except as may be required by Applicable Law or the National Association of Securities Dealers, Inc., neither Buyer, on the one hand, nor Sellers and the Company, on the other, shall issue any press release or otherwise make any public statements with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other party.

         4.10    Purchase Price Adjustments.   (a) All debt of Company shall be
paid by Company with neither Seller nor any present Guarantor of such debt having any responsibility whatsoever to satisfy or pay such debt; (b) the assets of the Company at Closing shall not include two (2) Cessna aircraft previously owned by Company; and (c) Seller's and Seller's affiliates shall be fully released from any obligations or guarantees with respect to the Construction Contracts or other contracts which Sellers have guaranteed or if releases cannot be obtained, the Company shall indemnify the Sellers from such obligations in form and substance reasonably satisfactory to Sellers. At the Closing, Sellers will cause Sea Mar Equipment, Inc. to assign all rights and obligations of Sea Mar Equipment, Inc. under the Construction Contract to the Company.

         4.11 Regulatory Approvals. Buyer shall seek an obtain all necessary governmental and regulatory approvals for the acquisition of the shares of Company and Sellers will cause Company to cooperate with Buyer in obtaining such approvals.

         4.12    Registration Rights.

                 (a) Within five (5) days following the last to occur of the Closing or Pool's filing its Annual Report on Form 10-K for the year ended December 31, 1997, Pool shall (i) prepare and file with the Securities and Exchange Commission (the "Commission") a registration statement on Form S-3 (the "Shelf Registration Statement") covering the shares of Pool Stock issued to the Sellers pursuant to this Agreement, excluding, however, the shares of Pool Stock delivered into escrow pursuant to the terms of the Escrow Agreement and references in this Section to "Registered Pool Stock" shall be deemed to include only such Pool Stock subject to the Shelf Registration Statement and any shares of Registered Pool Stock or other securities received by the Sellers on account of any stock split, stock dividend or merger of Pool with respect to such Registered Pool Stock for the nonunderwritten offering and sale by the Sellers of such Registered Pool Stock on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, and
         (ii) use its reasonable best efforts to cause the Shelf Registration Statement to become effective as soon as possible after the filing thereof so as to permit the secondary resale of such Registered Pool Stock by the Sellers or any of them.

                 (b) Notwithstanding the provisions of the foregoing paragraph (a), if the Board of Directors of Pool determines in good faith, expressed by a resolution specifying the reason therefor, that the secondary offer and resale of Registered Pool Stock by the Sellers as contemplated by the foregoing paragraph (a), would materially and adversely affect a pending or proposed public offering of securities of Pool, an acquisition, merger, recapitalization, consolidation, reorganization or similar transaction relating to Pool or negotiations, discussions or pending proposals with respect thereto or require premature disclosure of information not otherwise required to be disclosed to the potential detriment of Pool, then upon written notice of such determination to each of the Sellers, Pool shall be entitled to require the suspension by the Sellers of any distribution of Registered Pool Stock under the Shelf Registration Statement for a reasonable period of time which, for purposes of this paragraph (b), shall not exceed 60 days nor 45 days after the abandonment or consummation of the proposal or transaction. Such written notice shall contain a general statement of the reasons for such suspension, a copy of the resolution adopted by Pool's Board of Directors certified by Pool's corporate secretary and an estimate of the anticipated period of suspension. Pool shall promptly notify each of the Sellers of the expiration or earlier termination of such suspension.

                 (c) Notwithstanding the provisions of paragraph (a), if Pool shall file a registration statement with respect to an offering by it through an underwriter or group of underwriters (an "Underwriter Registration Statement") of Pool Stock or securities convertible into or exchangeable or exercisable for Registered Pool Stock, and the managing underwriter or underwriters advise Pool that a sale or distribution of the Registered Pool Stock covered by the Shelf Registration Statement would adversely affect such offering, then upon written notice to each of the Sellers by or on behalf of such underwriters, the Sellers shall, to the extent not inconsistent with applicable law, suspend the distribution of any shares of Pool Stock pursuant to the Shelf Registration Statement or otherwise directly or indirectly through derivative transactions sell any Pool Stock during a period specified by or on behalf of such underwriters, which period shall not be greater than 10 days prior to or 90 days following the effective date of such Underwriter Registration Statement. The period following the effective date of such Underwriter Registration Statement shall be subject to early termination by the managing underwriter or underwriters. Following expiration or termination of any such suspension pursuant to this paragraph (c), no other suspension may be imposed for at least 90 days.

                 (d) If, at any time prior to the first anniversary of the Closing Date, Pool proposes to register under the Securities Act any shares of Registered Pool Stock for sale by it pursuant to an underwritten public offering (except with respect to registration statements filed on Form S-4 or such other forms as shall be prescribed under the Securities Act for the same purposes as such form), it will at each such time, prior to the filing of any such registration statement, give written notice to the Sellers who then hold shares of Registered

         Pool Stock of its intention so to do and, upon the written request (which must specify the number of shares of Registered Pool Stock to participate in such underwritten offering) of any of the Sellers delivered to Pool within five days of receipt of Pool's notice, Pool will use all reasonable best efforts to cause any Registered Pool Stock issued to such requesting Seller as to which registration shall have been so requested to be included in the shares to be covered by the registration statement proposed to be filed by Pool for sale by it in such offering, all to the extent requisite to permit the sale or other disposition (in accordance with the written request of the Sellers as aforesaid) of such Registered Pool Stock in such offering as have so requested such registration. Nothing contained herein shall, however, limit Pool's right to cancel, postpone or withdraw any such proposed registration for any reason.

                 (e) Any request by the Sellers pursuant to paragraph (a) to register Registered Pool Stock for sale in the underwriting shall be on the same terms and conditions as the shares of Registered Pool Stock to be registered, if any, and sold through underwriters under such registration; provided, however, that as a condition to such inclusion the requesting Sellers shall execute an underwriting agreement acceptable to the underwriters and, if requested, a custody agreement having such customary terms as the underwriters shall request, including indemnification, and if the managing underwriter determines and advises in writing that the inclusion in the underwriting of all Registered Pool Stock proposed to be included by the requesting Sellers and any other shares of Registered Pool Stock sought to be registered by any other shareholder of Pool exercising rights comparable to those of the Seller (the "Other Common Stock") would, in its reasonable and good faith judgment, interfere with the successful marketing of the securities proposed to be registered for underwriting by Pool or by any holder of Registered Pool Stock having the right to require Pool to file a registration statement to register such Registered Pool Stock, then the number of shares of Registered Pool Stock and Other Common Stock requesting such registration and inclusion in the underwriting and may, in the determination of such managing underwriter and consistent with pro rata reduction, be reduced to zero.

                 (f) Following the filing of the Shelf Registration Statement, Pool will:

                          (i) use reasonable efforts to cause the Shelf Registration Statement to become effective as expeditiously as reasonably practicable and remain effective until the first anniversary of the Closing Date or such shorter period of time until the transfer or sale of all Registered Pool Stock so registered has been completed;

                          (ii) as expeditiously as reasonably practicable, prepare and file with the Commission such amendments and supplements to the Shelf Registration Statement and the prospectus used in connection therewith as may be necessary to keep the Shelf Registration Statement effective and to comply with the provisions of the Securities Act with respect to the disposition of such Registered Pool Stock covered by the Shelf Registration Statement in accordance with the intended method of distribution set forth in the Shelf Registration Statement;

                          (iii) as expeditiously as reasonably practicable, furnish to each of the Sellers selling Registered Pool Stock registered, or to be registered under the

                 Securities Act, such number of copies of prospectuses and preliminary prospectuses in conformity with the requirements of the Securities Act, and such other documents as such Seller may reasonably request, in order to facilitate the public sale or other disposition of such Registered Pool Stock owned by such Seller; provided, however, that the obligation of Pool to deliver copies of prospectuses or preliminary prospectuses to such Sellers shall be subject to the receipt by Pool of reasonable assurances from such Sellers that they will comply with the applicable provisions of the Securities Act and of such other securities laws as may be applicable in connection with any use by it of any prospectuses or preliminary prospectuses;

                          (iv) as expeditiously as practicable, use its best efforts to register or qualify Registered Pool Stock covered by such registration statement under such other securities laws of such United States jurisdictions as the Sellers making such request shall reasonably request (considering the nature and size of the offering) and do any and all other acts and things which may be necessary or desirable to enable the Sellers making such request to consummate the public sale or other disposition in such jurisdictions of Registered Pool Stock owned by such Sellers; provided, however, that Pool shall not be required to qualify to transact business as a foreign corporation in any jurisdiction in which it would otherwise not be required to be so qualified or to take any action which would subject it to general service of process or to taxation in any jurisdiction in which it is not then so subject; and

                          (v) bear all Registration Expenses (as defined below) in connection with the Shelf Registration Statement; provided, however, that all Selling Expenses (as defined below) of Registered Pool Stock held by the Sellers and all fees and disbursements of counsel for the Sellers in connection with the Shelf Registration Statement pursuant to this Section 4.12 shall be borne by such Sellers pro rata in proportion to the number of shares of Registered Pool Stock covered thereby being sold or in such proportion as they may agree. All (i) registration and filing fees; (ii) printing expenses; (iii) fees and disbursements of counsel for Pool;
                 (iv) blue sky fees and expenses; and (v) fees and expenses of accountants for Pool are herein referred to as "Registration Expenses". All underwriting fees and discounts and brokerage and selling commissions and fees and expenses of the counsel for the Sellers and any underwriter's counsel applicable to the sales in connection with the Shelf Registration Statement are herein referred to as "Selling Expenses".

                 (g) Pool will indemnify and hold harmless each Seller, with respect to which registration or qualification of Registered Pool Stock has been effected pursuant to this Section 4.12 against all claims, losses, damages, and liabilities, joint or several (or actions in respect thereof), arising out of or based upon any untrue statement (or alleged untrue statement) of a material fact contained in the Shelf Registration Statement, prospectus, or offering circular, or in any document incorporated by reference in any of the foregoing, or arising out of or based upon any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by Pool of any rule or regulation promulgated under the Securities Act applicable to Pool and relating to action or inaction required of Pool in connection with any such registration or qualification, and will promptly reimburse each such Seller, each of such Seller's officers, directors, partners, or members, as the case may be, and each person controlling such Seller, for any legal and any other expenses reasonably incurred in connection with investigating or defending any such claims, loss, damage, liability or action; provided, however, that Pool will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based upon any untrue statement or omission based upon written information furnished to Pool by such Seller specifically for inclusion in the Shelf Registration Statement, prospectus or offering circular. The obligations of Pool under the foregoing indemnity agreement shall survive the completion of the offering of Registered Pool Stock under the Shelf Registration Statement provided for in this Section 4.12.

                 (h) Each Seller with respect to which registration or qualification of Registered Pool Stock has been effected pursuant to this Section 4.12 will indemnify and hold harmless Pool, each of Pool's officers, directors, and each person controlling Pool, against all claims, losses, damages, and liabilities, joint or several (or actions in respect thereof), arising out of or based upon any untrue statement (or alleged untrue statement) of a material fact contained in the Shelf Registration Statement, prospectus, or offering circular, or in any document incorporated by reference in any of the foregoing, or arising out of or based upon any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by such Seller of any rule or regulation promulgated under the Securities Act applicable to such Seller and relating to action or inaction required of such Seller in connection with any such registration or qualification, and will promptly reimburse Pool, each of Pool's officers, directors, and each person controlling Parent, for any legal and any other expenses reasonably incurred in connection with investigating or defending any such claims, loss, damage, liability or action; provided, however, that such Seller will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense does not arise out of or is not based upon any untrue statement or omission based upon written information furnished by such Seller specifically for inclusion in the Shelf Registration Statement, prospectus or offering circular. The obligations of Sellers under the foregoing indemnity agreement shall survive the completion of the offering of Registered Pool Stock under the Shelf Registration Statement provided for in this Section 4.12.

                 (i) If Rule 144 as promulgated under the Securities Act or any successor or similar rule or statute shall permit the sale by a Seller at any time over a period of 90 consecutive days of all the shares of Pool Stock received by the Sellers in compliance with the provisions thereof, then the rights of the Sellers as to registration provided for in this Section 4.12 with respect to all of that Seller's portion of the Pool Stock shall terminate immediately.

5.       Conditions Precedent.

         5.1 Conditions Precedent to Obligations of All Parties. The respective obligations of the parties to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver by each party) at or prior to the Closing Date of each of the following conditions:

                 (a) No Governmental Action. No action of any private party or Governmental Entity shall have been taken or threatened and no statute, rule, regulation or executive order shall have been proposed, promulgated or enacted by any Governmental Entity which seeks to restrain, enjoin or otherwise prohibit or to obtain damages or other relief in connection with this Agreement or the transactions contemplated hereby.

                 (b) Termination under Hart-Scott-Rodino Act. The termination or early termination of the applicable waiting period under the HSR Act shall have occurred.

                 (c) Employment Agreement. An Employment Agreement in substantially the form of Exhibit 6 shall have been entered by the Company with Al. A. Gonsoulin.

                 (d) Escrow Agreement. Escrow Agreement in substantially the form of Exhibit 3 shall have been entered by the Sellers, Bank One Texas N.A. and Buyer.

                 (e) Voting Agreement. The Voting Agreement in substantially the form of Exhibit 4 shall have been entered by Buyer and Seller.

         5.2 Conditions Precedent to Obligations of Buyer. The obligations of Buyer under this Agreement are subject to the satisfaction (or waiver by Buyer) at or prior to the Closing Date of each of the following conditions:

                 (a) Accuracy of Representations and Warranties. All representations and warranties of the Sellers and the Company contained herein or in any certificate or document delivered to Buyer pursuant hereto shall be true and correct in all material respects on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, except as contemplated or permitted by this Agreement.

                 (b) Performance of Agreements. The Sellers and the Company shall have, in all material respects, performed all obligations and agreements, and complied with all covenants and conditions, contained in this Agreement to be performed or complied with by them prior to or at the Closing Date.

                 (c) Actions and Proceedings. All corporate actions, proceedings, instruments and documents to be obtained by Company and/or Sellers required to carry out the transactions contemplated by this Agreement or incidental thereto and all other related legal matters shall be reasonably satisfactory to counsel for Buyer, and such counsel shall have been furnished with such certified copies of such corporate actions and proceedings and such other instruments and documents as it shall have reasonably requested.

                 (d) Title. On the Closing Date, Buyer shall be satisfied in its reasonable discretion as to the Sellers' ownership of the Stock, free and clear of all liens, easements, claims, charges and Encumbrances.

                 (e) Licenses and Consents. All licenses, Permits, consents, approvals, authorizations, qualifications and orders of governmental authorities (including, without limitation, any air and water discharge permits required by the United States Environmental Protection Agency) or any other third parties which are reasonably necessary to enable Buyer to own the Stock and assets of the Company and the Subsidiaries and conduct the Business after the Closing in substantially the same manner as the assets of the Company are owned and the Business is being conducted as of the date hereof shall have been obtained and shall be in full force and effect. All consents of the lenders to Pool or the Buyer necessary to consummate this transaction shall have been obtained and shall be in full force and effect.

                 (f) Environmental Matters. Buyer shall have obtained one or more Environmental Assessments and shall not have discovered any events, occurrences or conditions at or affecting the Company's or any Subsidiary's Real Estate or the Business, other than as described on
         Schedule 3.1(n) hereto, which in the aggregate could reasonably be expected to cause the Company or any Subsidiary to incur expenses in excess of $10,000 for remediation of existing environmental conditions or for past exposure on-site or off-site of any person or property to any Hazardous Materials. For purposes of this Section 5.2(f), an "Environmental Assessment" is an environmental report or reports on the Company's or any Subsidiary's Real Estate by an environmental engineering firm or firms selected by Buyer. Buyer acknowledges that it has received an Environmental Assessment satisfactory to Buyer.

                 (g) Opinion of Counsel to Sellers and the Company. Nesser, King & LeBlanc L.L.P., counsel for the Sellers and the Company, shall have furnished to Buyer its written opinion, dated the Closing Date, substantially in the form attached as Exhibit 7.

                 (h) Operation. The Business shall have been operated and maintained substantially in the manner in which it has been operated and maintained previously in the ordinary course of business and the Company shall not enter into (nor permit its Subsidiaries to enter into) or renew any material agreements or other commitments extending a substantial term beyond the Closing Date or take any action which is not in the ordinary course of business, except for the transactions otherwise contemplated herein, without the prior written approval of Buyer.

                 (i) Material Adverse Change. There shall have been no material adverse change in the Business or financial condition of Company from December 31, 1996 until the Closing Date.

                 (j) Facts or Omissions. Buyer shall not have discovered any fact or omission materially adverse to the condition, results of operations or prospects of the Company.

                 (k) Audit. Buyer shall have reviewed (i) the Vessels and equipment of the Company and, in its sole discretion, found such equipment to be in good and usable condition and to have been reflected on the books of the Company in accordance with GAAP and (ii) the accounts receivable of the Company, net of any reserves, and, in its sole discretion, found such receivables to be good and collectible.

                 (l) Vessel Documents. The Buyer shall have received each of the following documents:

                          (i) A Certificate of Ownership or abstract of title for each Vessel dated immediately prior to the Closing Date evidencing the Company's ownership of the Vessel free and clear of all Encumbrances, except as set forth in Section 3.1
                 (e).

                          (ii) All records, repair records, ship's documents (other than logs), plans, drawings, and blueprints in Company's possession relating to the Vessels.

                          (iii) Certificates from the American Bureau of Shipping (the "ABS") as to those Vessels classed by ABS showing such Vessels current classification. The cost of obtaining such certificates shall be borne by Buyer.

                 (m) New Vessel Charters. The Company shall have entered into charters for use of not less than four of the New Vessels and such charters shall be in full force and effect.

         5.3 Conditions Precedent to the Obligations of the Sellers. The obligations of the Sellers under this Agreement are subject to the satisfaction (or waiver by the Sellers) at or prior to the Closing Date of each of the following conditions:

                 (a) Accuracy of Representations and Warranties. All representations and warranties of Buyer contained herein or in any certificate or document delivered to the Sellers pursuant hereto shall be true and correct on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, except as contemplated or permitted by this Agreement.

                 (b) Performance of Agreements. Buyer shall have performed all obligations and agreements, and complied with all covenants and conditions contained in this Agreement to be performed or complied with by it prior to or at the Closing Date.

                 (c) Actions and Proceedings. All corporate actions, proceedings, instruments and documents required to carry out the transactions contemplated by this Agreement or incidental thereto and all other related legal matters shall be reasonably satisfactory to counsel for the Sellers, and such counsel shall have been furnished with such certified copies of such corporate actions and proceedings and such other instruments and documents as it shall have reasonably requested.

                 (d) Opinion of Counsel to Buyer. Gardere Wynne Sewell & Riggs, L.L.P., general counsel for Buyer, shall have furnished to Sellers its written opinion, dated the Closing Date, substantially in the form attached as Exhibit 8.

                 (e) Material Adverse Change. There shall have been no material adverse change in the financial or business condition of Buyer or Pool from September 30, 1997 until the Closing Date.

6.       Termination.

         6.1 General. This Agreement may be terminated and the transactions contemplated herein may be abandoned (a) by mutual consent of Buyer and the Sellers or (b) by any party by notice to the other parties in the event that the Closing Date shall not have occurred on or before April 30, 1998; provided, however, that if the Closing Date shall not have occurred on or before such date due to a breach of this Agreement by one of the parties or an affiliate of such party, that party may not terminate this Agreement.

         6.2 No Liabilities in Event of Termination. In the event of any termination of this Agreement as provided above, this Agreement shall forthwith become wholly void and of no further force or effect, except that the provisions of Sections 4.9, 8.6, 9.1, 9.11, 9.12 and 9.13 hereof shall remain in full force and effect, and provided that nothing contained herein shall release any party from liability hereinafter provided in this paragraph for any failure to comply with any provision, covenant or agreement contained herein.

         In the event either party (the "Breaching Party") fails to close the transaction as contemplated by this Agreement notwithstanding that all of the conditions to its obligation to close have been met, the other party (the "Non-Breaching Party") shall be entitled to payment of liquidated damages in the amount of $10,000,000 which shall be payable by the Breaching Party on May 1, 1998; provided, however, if Sellers fail to close as a result of a breach of
Section 4.8 hereof, Sellers and Company shall be jointly and severally obligated to pay Buyer the sum of $10,000,000 as a fee and liquidated damages. The aforesaid payment shall be the sole and exclusive remedy of the Non-Breaching Party for damages for failure to close this transaction.

7.       Covenants; Action Subsequent to Closing.

         7.1 Use of Names. After the date hereof, the Sellers each agrees that neither they, nor any of their affiliates shall use the names, trademarks, slogans, trade names, logos or labels of the Company or any Subsidiary.

8.       Indemnification.

         8.1 Indemnification by the Sellers. Subject to the provisions of this Section 8, the Sellers, jointly and severally, (without any right of contribution from the Company) shall protect, indemnify and hold harmless Buyer, each officer, director and agent of Buyer and each person who controls Buyer in respect of any losses, claims, damages, liabilities, deficiencies, delinquencies, defaults, assessments, fees, penalties or related costs or expenses, including, but not limited to, court costs and attorneys', and accountants' fees and disbursements, and any federal, state or local income or franchise taxes payable in respect of the receipt of cash or money in discharge of the foregoing, but reduced by any net amount paid to Buyer on account of such loss by any insurance policies

(collectively referred to herein as "Damages") to which Buyer may become subject if such Damages arise out of or are based upon the breach of any of the representations and warranties (whether such breach occurred as of the date of execution of this Agreement or as of the Closing Date), covenants or agreements made by the Sellers or the Company in this Agreement, including the Exhibits and Schedules hereto, or in any certificate or instrument delivered by or on behalf of the Sellers or the Company pursuant to this Agreement.

         8.2     Indemnification by Buyer.  Subject to the provisions of this
Section 8, Buyer shall protect, indemnify and hold harmless the Sellers, in respect of any Damages to which the Sellers may become subject if such Damages arise out of or are based upon the breach of any of the representations, warranties, covenants or agreements made by Buyer in this Agreement, including the Exhibits and Schedules hereto, or in any certificate delivered by or on behalf of Buyer pursuant to this Agreement. The aggregate liability of Buyer under this Section 8.2, and any other provision of this Agreement, any other contract, any theory in tort or any other theory in law or equity, shall not exceed $20,000,000.

         8.3     Monetary Limit on Indemnification Liability.

                 (a) Notwithstanding any other provisions to the contrary in this Agreement, the aggregate total liability under Section 8.1(a) of this Agreement, any other provision of this Agreement, any other Contract, any theory in tort or any theory of law of the Sellers shall be limited to the lesser of (i) $20,000,000 or (ii) the value of the Pool Stock held pursuant to the Escrow Agreement (determined pursuant to the terms and conditions of the Escrow Agreement) (except with respect to Damages relating to title to the Shares the liability for which shall not be so limited) with Buyer and Pool waiving and releasing Sellers from any and all claims (except with respect to Damages relating to title to the Shares) exceeding said limit in the aggregate. Buyer and Pool waive release and discharge Sellers from any liability hereunder in excess of the limit contained in this
         Section 8.3(a).

                 (b) In order to avoid or diminish disputes between Sellers and Buyer with respect to the indemnity obligations set forth herein, as limited by Section 8.3(a) above, 8.3(c) and 8.4, below, the parties agree that Sellers shall have no liability to either Buyer or Pool with respect to any breach of the obligations set forth in
         Section 8.1, this Agreement, any other contract, any theory of tort, or any other theory of law, until $500,000 in aggregate liability for Damages or under any theory of tort, or any theory is reached, with Sellers only being responsible for amounts exceeding $500,000 in the aggregate subject to the limits of Section 8.3(a) above.

         8.4 Indemnification Procedures. The obligations and liabilities of each indemnifying party hereunder with respect to claims resulting from the assertion of liability by the other party or third parties shall be subject to the following terms and conditions:

                 (a) If any person shall notify an indemnified party (the "Indemnified Party") with respect to any matter which may give rise to a claim for indemnification (a "Claim") against Buyer or the Sellers (the "Indemnifying Party") under this Section 8, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing.

                 (b) Any Indemnifying Party will have the right to defend the Indemnified Party against the Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety (subject to any limitations contained in Section
         8) of any Damages the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of or caused by the Claim,
         (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Claim and fulfill its indemnification obligations hereunder, (iii) the Claim involves only money damages and does not seek an injunction or other equitable relief, (iv) settlement of, or an adverse judgment with respect to, the Claim is not, in the good faith judgment of the Indemnifying Party, likely to establish a precedental custom or practice materially adverse to the continuing business interests of the Indemnified Party, and (v) the Indemnifying Party conducts the defense of the Claim actively and diligently and in good faith.

                 (c) So long as the Indemnifying Party is conducting the defense of the Claim in accordance with Section 8.4(b) above, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Claim, (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

                 (d) In the event any of the conditions in Section 8.4(b) above is or becomes unsatisfied, however, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (ii) the Indemnifying Party will remain responsible for any damages the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Claim to the fullest extent provided in this Section 8.

         8.5 Time Limits on Liability. Anything contained in this Agreement to the contrary notwithstanding, the indemnity liability of any party for indemnity shall only extend to matters for which a bona fide claim has been asserted by written notice of such claim delivered to the Indemnifying Party on or before two (2) years from the Closing Date except for (i) breaches of representations with respect to title to the Shares, authority, and finders fees which will survive indefinitely, (ii) breaches of representations with respect to environmental matters and Jones Act liability which will survive for three (3) years, and (iii) breaches of representations with respect to taxes and ERISA which will survive for statutory limitation periods, including any extensions or waivers thereof. Buyer and Seller each waive and release any claim for indemnity hereunder if notice is not given hereunder on or before the expiration of the periods provided herein.

         8.6 Seller Representative. The Sellers hereby appoint Al A. Gonsoulin as their representative (the "Seller Representative"), who shall have full power and authority to make all decisions relating to the Statement provided in Section 2.3 and the defense and/or settlement of any claims for which the Sellers may be required to so indemnify the Buyer (and vice versa) and to take such other actions (and any other actions reasonably related or ancillary thereto) provided herein to be taken by the Seller Representative.
If the Seller Representative shall die, become totally incapacitated or resign from such position, the remaining Sellers shall select another member from among the selling group (or their heirs, executors, administrators or personal representatives) to fill such vacancy. All decisions and actions by the Seller Representative, including, without limitation, any agreement between the Seller Representative and the Buyer relating to the determination of Adjusted Profit or Loss, the defense or settlement of any claims for which the Sellers may be required to so indemnify Buyer, any decision, action or agreement to be made or taken under the Escrow Agreement, any amendment to this Agreement or the Escrow Agreement or any other action provided herein to be taken by the Seller Representative, shall be binding upon all of the Sellers, and no Seller shall have the right to object, dissent, protest or otherwise contest the same. By their execution of this Agreement, the Sellers shall be deemed to have agreed that (i) the provisions of this Section 8.6 are independent and severable, are irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or remedies that any Seller may have in connection with the transactions contemplated by this Agreement, (ii) the remedy at law for any breach of the provisions of this Section 8.6 would be inadequate, (iii) the Buyer shall be entitled to temporary and permanent injunctive relief without the necessity of proving damages if it brings an action to enforce the provisions of this Section 8.6, (iv) the provisions of this Section 8.6 shall be binding upon the heirs, executors, administrators, personal representatives and successors of each Seller and (v) any references in this Agreement to a Seller or Sellers shall mean and include the successors to the Sellers' rights hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise. All fees and expenses incurred by the Seller Representative shall be paid by the Sellers.

9.       Miscellaneous.

         9.1     Payment of Certain Fees and Expenses.

         Each of the parties hereto shall pay the fees and expenses incurred by it in connection with the negotiation, preparation, execution and performance of this Agreement, including, without limitation, brokers' fees, attorneys' fees and accountants' fees.

         Buyer and Sellers shall each be responsible for the payment of their own filing fees under the HSR Act. Buyer acknowledges that Sellers may not be required to pay a filing fee as a result of certain exemptions which may be available to Sellers.

         9.2 Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally or mailed, first class mail, postage prepaid, return receipt requested, or sent by telecopier, as follows:

                 (a)      If to the Company:

                                  Sea Mar, Inc.
                                  3417 W. Admiral Doyle
                                  New Iberia, Louisiana 70560
                                  Telecopier No.: (318) 365-7075

                          with a copy to:

                                  John T. Nesser III
                                  Nesser, King & LeBlanc, L.L.P.
                                  201 St. Charles Avenue, Suite 3800
                                  New Orleans, Louisiana 70170
                                  Telecopier No.: (504) 582-1233

                 (b)      If to Buyer:

                                  Pool Energy Services Co.
                                  ENSERCH Tower
                                  10375 Richmond Avenue
                                  Houston, Texas 77042
                                  Telecopier No.: (713) 954-3326

                          with a copy to:

                                  Gardere Wynne Sewell & Riggs, L.L.P.
                                  333 Clay, Suite 800
                                  Houston, Texas 77002
                                  Attention: Frank M. Putman
                                  Telecopier No.:  (713) 308-5555

                 (c) If to a Seller, to the address shown on his or her signature page.

or to such other address as either party shall have specified by notice in writing to the other party. All such notices, requests, demands and communications shall be deemed to have been received on the earlier of the date of delivery or on the fifth business day after the mailing thereof.

         9.3 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) constitutes the entire agreement between the parties hereto and supersedes all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof.

         9.4 Binding Effect; Benefit. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective permitted heirs, personal representatives, successors and assigns. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, personal representatives, successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         9.5 Assignability. This Agreement shall not be assignable by the Sellers without the prior written consent of Buyer or by Buyer without the prior written consent of the Sellers; provided, however, that Buyer shall be entitled to assign this Agreement to an affiliate without the consent of Sellers, so long as Buyer and Pool guarantee the full performance of the obligations set forth herein.

         9.6 Amendment; Waiver. This Agreement may be amended, supplemented or otherwise modified only by a written instrument executed by the parties hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the party so waiving or his or her personal representative under Section 8.6. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants, or agreements contained herein, and in any documents delivered or to be delivered pursuant to this Agreement and in connection with the Closing hereunder. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

         9.7 Limitation on Interest. Regardless of any provision contained herein or any other document executed in connection with this Agreement, the parties hereto shall not be obliged to pay, and the parties hereto shall never be entitled to charge, reserve, receive, collect or apply, as interest (it being understood that interest shall be calculated as the aggregate of all charges that are contracted for, charged, reserved, received, collected, applied or paid which constitute interest under Applicable Law) payable hereunder any amount in excess of the maximum nonusurious contract rate of interest allowed from time to time by Applicable Law, and in the event any of the parties hereto ever charges, reserves, receives, collects or applies, as interest, any such excess, at the option of the payor of such interest, such amount shall be deemed a partial prepayment of the amount payable hereunder or promptly refunded to the payor of such interest.

         9.8 Section Headings; Index. The section headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

         9.9 Severability. If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement shall not be affected and shall remain in full force and effect.

         9.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

         9.11 Applicable Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Texas.

         9.12 Dispute Resolution. Any dispute, difference or question ("Dispute") between Buyer and the Sellers ("Disputing Parties"), shall be resolved in accordance with the following dispute resolution procedures:

                 (a) Good Faith Negotiations. The Disputing Parties shall endeavor, in good faith, to resolve the Dispute through negotiations. If the Parties fail to resolve the Dispute within a reasonable time, each Party shall nominate a senior officer or officers of its management to meet at any mutually agreed location to resolve the Dispute.

                 (b) Mediation. In the event that the negotiations do not result in a mutually acceptable resolution, either Disputing Party may require that the Dispute shall be referred to mediation in Houston, Texas. One mediator shall be appointed by the agreement of the
         Parties.   The mediator shall be suitably qualified person having no
         direct or personal interest in the outcome of the Dispute. Mediation shall be held within thirty (30) days of referral to mediation. In the event the Disputing Parties are unable to agree on a mediator, the Parties agree to the appointment of a mediator pursuant to the Commercial Mediation Rules of the American Arbitration Association.

                 (c) Arbitration. In the event the Parties are unsuccessful in their mediation of the Dispute, or if there is any Dispute about the scope of or the compliance by any Party with the provisions of Section 9.12, either Disputing Party may request that the Dispute be settled by arbitration by an arbitrator mutually acceptable to the Disputing Parties in an arbitration proceeding conducted in the City of Houston, Texas in accordance with the rules existing at the date hereof of the American Arbitration Association. If the Disputing Parties hereto cannot agree on an arbitrator within ten (10) business days of the initiation of the arbitration proceeding, an arbitrator shall be selected for the Disputing Parties by the American Arbitration Association. The Disputing Parties shall use their reasonable best efforts to have the arbitral proceeding concluded and a judgment rendered by the arbitrator within forty (40) business days of the initiation of the arbitration proceeding. The decision of such arbitrator shall be final, and judgment upon the award rendered by the arbitration may be entered in any court having jurisdiction thereof, and the costs (including, without limitation, reasonable fees and expenses of counsel and experts for the Disputing Parties) of such arbitration (including the costs to enforce or preserve the rights awarded in the arbitration) shall be borne by the Disputing Party whom the decision of the arbitrator is against. If the decision of the arbitrator is not clearly against one of the disputing Parties or the decision of the arbitrator is against more than one Disputing Party on one or more issues, the costs of such arbitration shall be borne equally by the Disputing Parties. Notwithstanding the foregoing, Buyer may apply to any court of competent jurisdiction for injunctive relief under Sections 7.1 or 8.6 without breach of this Section 9.12 and this Section 9.12 shall be of no force and effect with respect to such applicant for injunctive relief only.

         9.13 Confidentiality. In the event the Closing does not occur on or before April 30, 1998, Pool and Buyer shall immediately return all copies of Sea Mar documents and any abstracts, summaries, notes or other documents relating thereto. Further, Pool and Buyer acknowledge that Sea Mar has a legitimate and continuing proprietary interest in the protection of its confidential information and that Sea Mar has invested substantial sums to develop, maintain and protect that confidential information. Accordingly, in the event the transaction contemplated by the Stock Purchase Agreement is not closed in accordance with the terms set forth therein, Pool and Buyer agree that they shall keep secret, confidential, in strictest confidence, and shall not use for the benefit of themselves or others, any information provided by or related to Sea Mar and its business, including without limitation, financial information, trade secrets, customer lists, employment lists, details of client or consulting contracts, pricing policies, operational methods, marketing plans or strategies, product development techniques or plans, technical processes, designs, or other information proprietary in nature utilized or relied upon by Sea Mar in the operations of its business. Further, for a period of two years after the termination of the Stock Purchase Agreement, Pool and Buyer shall not directly or indirectly hire or solicit or cause others to hire or solicit any employee of Sea Mar, without the express written consent of Sea Mar. Any breach of this provision shall entitle Sea Mar and Sellers to all remedies available under applicable law.

10.      Definitions.

         10.1 Defined Terms. As used in this Agreement, each of the following terms has the meaning given it below:

                 "Affiliate" means, with respect to any person, any other person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person.

                 "Applicable Law" means any statute, law, rule or regulation or any judgment, order, writ, injunction or decree of any Governmental Entity to which a specified person or property is subject.

                 "Builder" shall mean Halter Marine, Inc.

                 "Business Day" means any day other than a Saturday or Sunday, on which national banks in Houston, Texas are required or permitted to be open.

                 "Code" means the Internal Revenue Code of 1986, as amended and in effect on the Closing Date.

                 "Construction Contract" means that certain Vessel Construction Contract between Sea Mar Equipment, Inc. and Halter Marine, Inc. dated August 1, 1997.

                 "Encumbrances" means liens, charges, pledges, options, mortgages, deeds of trust, security interests, claims, restrictions (whether on voting, sale, transfer, disposition or otherwise), licenses, sublicenses, easements and other encumbrances of every type and description, whether imposed by law, agreement, understanding or otherwise.

                 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                 "GAAP" means generally accepted accounting principles as in effect on the date of this Agreement.

                 "Governmental Entity" means any court or tribunal in any jurisdiction (domestic or foreign) or any public, governmental or regulatory body, agency, department, commission, board, bureau or other authority or instrumentality (domestic or foreign).

                 "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

                 "Intellectual Property" means patents, trademarks, service marks, trade names, copyrights, trade secrets, know-how, inventions, and similar rights, and all registrations, applications, licenses and rights with respect to any of the foregoing.

                 "IRS" means the Internal Revenue Service.

                 "New Vessels" means all vessels which are being constructed or will be constructed under the Construction Contract.

                 "Permits" means licenses, permits, franchises, consents, approvals and other authorizations of or from Governmental Entities.

                 "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, enterprise, unincorporated organization or Governmental Entity.

                 "Proceedings" means all proceedings, actions, claims, suits, investigations and inquiries by or before any arbitrator or Governmental Entity.

                 "Reasonable best efforts" means a party's best efforts in accordance with reasonable commercial practice and without the incurrence of unreasonable expense.

                 "Securities Act" means the Securities Act of 1933, as amended.

                 "Shareholder Equity" means shareholders equity as shown on Sea Mar's financial statements as determined in accordance with GAAP, consistently applied.

                 "Subsidiary" means any corporation more than 30 percent of whose outstanding voting securities, or any partnership, joint venture, or other entity more than 30 percent of whose total equity interests is owned, directly or indirectly, by the Company.

                 "Taxes" means any income taxes or similar assessments or any sales, value-added excise, occupation, use, ad valorem, property, production, severance, transportation, employment, payroll, franchise, import or custom duties or taxes or other tax imposed by any United States federal, state or local (or any foreign or provincial) taxing authority, including any interest, penalties or additions attributable thereto.

                 "Tax Return" means any return or report, including any related or supporting information, with respect to Taxes.

                 "Treasury Regulations" means one or more treasury regulations promulgated under the Code by the Treasury Department of the United States.

                 "Vessels" means all of the vessels described in Schedule
         3.1(w).

         10.2 Certain Additional Defined Terms. In addition to such terms as are defined in Section 10.1, the following terms are used in this Agreement as defined in the Sections of this Agreement referenced opposite such terms:

         Defined Terms                                Reference
         -------------                                ---------
         Accounting Arbitrator                        Section 2.3(d)
         Accounts Receivable                          Section 3.1(h)
         Acquisition Proposal                         Section 4.8
         Adjusted 1998 EBITDA                         Section 2.4(a)
         Adjusted 1999 EBITDA                         Section 2.4(b)
         Agreement                                    Preamble
         Audited Financial Statements                 Section 3.1(d)
         Auditors                                     Section 2.3(a)
         Breaching Party                              Section 6.2
         Business                                     Recital 1
         Buyer                                        Preamble
         Cash Amount                                  Section 2.2(a)
         Claim                                        Section 8.4(a)
         Closing                                      Section 2.1
         Closing Date                                 Section 2.1
         Closing Price                                Section 2.2(b)
         Company                                      Preamble
         Construction Contract Assignment             Section 2.5
         Damages                                      Section 8.1
         Determination Date                           Section 2.3(c)
         Dispute                                      Section 9.12
         Disputing Parties                            Section 9.12
         EBITDA                                       Section 2.4(a)
         Environmental Assessment                     Section 5.2(f)
         Environmental Laws                           Section 3.1(n)
         Escrow Agent                                 Section 2.2(a)
         Escrow Agreement                             Section 2.2(a)
         Financial Statements                         Section 3.1(d)
         Hazardous Material                           Section 3.1(n)
         Indemnified Party                            Section 8.4(a)
         Indemnifying Party                           Section 8.4(a)

         Latest Balance Sheet                         Section 3.1(d)
         Non-Breaching Party                          Section 6.2
         Note                                         Section 2.2(a)
         Outstanding Insurance Claim                  Section 3.1(j)
         Pool                                         Preamble
         Pool Stock                                   Section 2.2(b)
         Pro Forma Balance Sheet                      Section 2.3(a)
         Purchase Price                               Section 2.2
         Purchase Price Adjustment                    Section 2.3(a)
         Real Estate                                  Section 3.1(f)
         Reports                                      Section 3.2(f)
         Seller Representative                        Section 8.6
         Sellers                                      Preamble
         Statement                                    Section 2.3(a)
         Stock                                        Recital 1
         Unaudited Financial Statements               Section 3.1(d)

         10.3 References. All references in this Agreement to Sections, paragraphs and other subdivisions refer to the Sections, paragraphs and other subdivisions of this Agreement unless expressly provided otherwise. The words "this Agreement", "herein", "hereof", "hereby", "hereunder" and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. Whenever the words "include", "includes" and "including" are used in this Agreement, such words shall be deemed to be followed by the words "without limitation". Each reference herein to a Schedule, Exhibit or Annex refers to the item identified separately in writing by the parties hereto as the described Schedule, Exhibit or Annex to this Agreement. All Schedules, Exhibits and Annexes are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

         IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement on the date first above written.

                                       SEA MAR, INC.


                                       By:    /s/ Al A. Gonsoulin
                                              ----------------------------------
                                       Name:  Al A. Gonsoulin
                                       Title: President

                                       POOL ENERGY SERVICES CO.


                                       By:    /s/ William J Myers
                                              ----------------------------------
                                       Name:  William J Myers
                                       Title: Group Vice President


                                       POOL COMPANY


                                       By:    /s/ William J Myers
                                              ----------------------------------
                                       Name:  William J Myers
                                       Title: Group Vice President

                         COUNTERPART SIGNATURE PAGE TO
                            STOCK PURCHASE AGREEMENT


         The undersigned hereby agrees to become a party to that certain Stock Purchase Agreement dated February 10, 1998 among Pool Energy Services Co., Pool Company, Sea Mar, Inc. and others.


                                       GONSOULIN ENTERPRISES INC.



                                       By:    /s/ Al A. Gonsoulin
                                              ----------------------------------
                                              Al A. Gonsoulin
                                              President

                             Date:     February 10, 1998




Accepted and Agreed:

POOL ENERGY SERVICES CO.


By: /s/ William J Myers
    ------------------------------
    William J Myers
    Group Vice President

POOL COMPANY


By: /s/ William J Myers
    ------------------------------
    William J Myers
    Group Vice President

                         COUNTERPART SIGNATURE PAGE TO
                            STOCK PURCHASE AGREEMENT


         The undersigned hereby agrees to become a party to that certain Stock Purchase Agreement dated February 10, 1998 among Pool Energy Services Co., Pool Company, Sea Mar, Inc. and others.

                                       /s/ Al A. Gonsoulin
                                       -----------------------------------------
                                       Al A. Gonsoulin


                             Date:     February 10, 1998




Accepted and Agreed:

POOL ENERGY SERVICES CO.


By: /s/ William J Myers
    ------------------------------
    William J Myers
    Group Vice President

POOL COMPANY


By: /s/ William J Myers
    ------------------------------
    William J Myers
    Group Vice President

                                   EXHIBIT 1

                          to Stock Purchase Agreement


Allocation of Purchase Price

                                                                      Shares
                      Shareholder           Cash Amount           of Pool Stock
                      -----------           -----------           -------------
         Al A. Gonsoulin                    $35,000,000             1,076,923
         Gonsoulin Enterprises, Inc.        $15,000,000               461,539




         TOTAL                              $50,000,000             1,538,462

                                                                       EXHIBIT 2
                                PROMISSORY NOTE


Houston, Texas                                                   March ___, 1998

         Sea Mar, Inc., a Louisiana corporation (the "Maker"), for value received, hereby promises to pay to the order of Sea Mar Equipment, Inc. (together with any successors or assigns, the "Payee"), at the time and in the manner hereinafter provided, the principal sum of Ten Million and No/100 Dollars ($10,000,000), together with interest computed thereon at the rate hereinafter provided. This Note shall be payable at the office of the Payee at ________________________, or at such other address in ____________________ as the holder of this Note shall from time to time designate.

         The outstanding principal amount of this Note shall bear interest from the date hereof until the due date at the rate of seven and one-half percent (7.5%) per annum. The principal amount of this Note shall be due and payable on March __, 1999, or on such later date as may be agreed to in writing by Payee. Interest on the outstanding principal amount of this Note shall be payable at maturity.

         All sums of principal and interest past due under the terms of this Note shall bear interest at a per annum interest rate equal to the lesser of ten percent (10%) per annum or the maximum rate allowed by law from the due date thereof until paid.

         In the event of default hereunder and this Note is placed in the hands of an attorney for collection (whether or not suit is filed), or if this Note is collected by suit or legal proceedings or through bankruptcy proceedings, the Maker agrees to pay in addition to all sums then due hereon, including principal and interest, all expenses of collection, including, without limitation, reasonable attorneys' fees.

         This Note may be prepaid in whole or in part from time to time, without premium or penalty. Each prepayment of principal shall be accompanied by an amount equal to the accrued interest on the principal amount prepaid to the date of such prepayment.

         The Payee shall be entitled to accelerate this Note and declare all sums due hereunder immediately due and payable upon default by the Maker in any of its obligations under this Note.

         The Maker and any and all sureties, guarantors and endorsers of this Note and all other parties now or hereafter liable hereon, severally waive grace, demand, presentment for payment, notice of dishonor, protest and notice of protest, notice of intention to accelerate, notice of acceleration, any other notice and diligence in collecting and bringing suit against any party hereto and agree (i) to all extensions and partial payments, with or without notice, before or after maturity, (ii) to any substitution, exchange or release of any security now or hereafter given for this Note, (iii) to the release of any party primarily or secondarily liable hereon, and (iv) that it will not be necessary for the holder hereof, in order to enforce payment of this Note, to first institute or exhaust such holder's remedies against the Maker or any other party liable therefor or against any security for this Note. No delay on the part of the Payee in exercising any power or right under this Note shall operate as a waiver of such power or right, nor shall any single or partial exercise of any power of right preclude further exercise of that power or right.

         All agreements between the Maker and the holder hereof, whether now existing or hereafter arising and whether written or oral, are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of the maturity hereof, or otherwise, shall the amount paid, or agreed to be paid, to the holder hereof for the use, forbearance or detention of the funds advanced pursuant to this Note, or otherwise, or for the payment or performance of any covenant or obligation contained herein or in any other document or instrument evidencing, securing or pertaining to this Note exceed the maximum amount permissible under applicable law. If from any circumstances whatsoever fulfillment of any provision hereof or any other document or instrument exceeds the maximum amount of interest prescribed by law, then ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity, and if from any such circumstances the holder hereof shall ever receive anything of value deemed interest by applicable law, which would exceed interest at the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the unpaid principal balance of this Note or on account of any other principal indebtedness of the Maker to the holder hereof, and not to the payment of interest, or if such excessive interest exceeds the unpaid principal balance of this Note and such other indebtedness, such excess shall be refunded to the Maker. All sums paid, or agreed to be paid, by the Maker for the use, forbearance or detention of the indebtedness of the Maker to the holder of this Note shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of such indebtedness until payment in full so that the actual rate of interest on account of such indebtedness is uniform throughout the term hereof. The terms and provisions of this paragraph shall control and supersede every other provision of all agreements between the Maker and the holder hereof.

         This Note shall be governed by and construed in accordance with the laws of the State of Texas.

         All references to the Maker herein shall, and shall be deemed to, include its successors and assigns, and all covenants, stipulations, promises and agreements contained herein by or on behalf of the Maker shall be binding upon its successors and assigns, whether so expressed or not.



                                MAKER

                                SEA MAR, INC.


                                By:
                                   ---------------------------------------------
                                      Its:
                                           -------------------------------------

         FOR VALUE RECEIVED, Pool Company ("Pool") absolutely and unconditionally guarantees payment of this Note according to its terms to the same extent as if Pool were the Maker of this Note. Pool waives all demand and notices, including notice of non-payment, presentment for payment, protest, notice of protest, suit and diligence. Pool also waives any notice of and defense based on the extension of time of payment or change in methods of payment and consents to all renewals, extensions and other adjustments in a manner of payment of this Note. This is a guaranty of payment and not of collection. Pool waives all requirements of law, if any, to require that any collection efforts be made against Maker or that any action be brought against Maker before resorting to this guaranty.

                                    POOL COMPANY



                                    By:
                                       -------------------------------------

                                                                       EXHIBIT 3




                                ESCROW AGREEMENT


         THIS ESCROW AGREEMENT (as the same may be amended or modified from time to time and including any and all written instructions given to "Escrow Agent" (hereinafter defined) pursuant hereto, this "Escrow Agreement") is made and entered into as of March __, 1998 by and among Pool Company, a Texas corporation ("Buyer"), and Al A. Gonsoulin ("Representative") and Gonsoulin Enterprises, Inc. (Al Gonsoulin and Gonsoulin Enterprises, Inc. sometimes collectively referred to as the "Sellers," and Buyer together with the Sellers, sometimes referred to collectively as the "Other Parties"), and Bank One Texas N.A., a national banking association with its principal offices in Houston, Harris County, Texas (the "Bank").


                             W I T N E S S E T H :

         WHEREAS, Buyer, Pool Energy Services Co. ("Pool"), Sea Mar, Inc. and the Sellers have entered into that certain Stock Purchase Agreement (the "Agreement") of even date herewith, relating to the purchase by Buyer from the Sellers of all of the common stock of Sea Mar, Inc.; and

         WHEREAS, pursuant to the Agreement Pool is obligated to deposit 769,231 shares of Pool common stock ("Escrow Shares") received by Sellers as part of the purchase price in escrow as security for Sellers' indemnity obligations under the Agreement; and

         WHEREAS, Buyer and the Sellers have requested Bank to act in the capacity of escrow agent under this Escrow Agreement, and Bank, subject to the terms and conditions hereof, has agreed so to do.

         NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:

         1. Appointment of Escrow Agent. Each of Buyer and the Sellers hereby appoints the Bank as the escrow agent under this Escrow Agreement (the Bank in such capacity, the "Escrow Agent"), and Escrow Agent hereby accepts such appointment.

         2. Escrow Fund and Modifications to the Escrow Fund. The parties hereby acknowledge that on the date hereof, Buyer has delivered, or caused to be delivered, to the Escrow Agent, to be held by it pursuant to the terms hereof, the Escrow Shares, which are evidenced by a certificate or certificates accompanied by stock powers executed by the Representative, as record holder of the Escrow Shares, assigning such shares in blank. The parties acknowledge that the Escrow Shares are owned beneficially by the Sellers in the amounts set forth on Schedule A hereto. The Escrow Shares and any other property of any nature received therefor, shall be held by the Escrow Agent pursuant to the terms and conditions of this Agreement and shall constitute and be referred to collectively as the "Escrow Fund." After one year from date of this Escrow Agreement, the Representative may, at its sole option, direct that all or any portion of the Escrow Shares be sold subject to the requirements of applicable securities laws. If, at that time or at any time thereafter, the value of the Escrow Fund exceeds $20,000,000, the Representative can direct that such excess be distributed in cash to Sellers based upon their pro rata interest as shown on Schedule A hereto. All remaining cash in the Escrow Fund shall be invested by the Escrow Agent as the Representative directs the Escrow Agent in writing in U.S. government and agency obligations, in certificates of deposit issued by, and interest bearing deposit accounts, checking accounts or money market accounts of, the Escrow Agent or in a mutual fund registered under the Investment Company Act of 1940, the principal of which is invested solely in U.S. government and agency obligations.

         3. Dividends and Voting Rights. The Sellers shall receive all cash dividends paid with respect to the Escrow Shares. Stock dividends or any other non-cash distributions with respect to the Escrow Shares payable in equity securities of Pool shall be deposited in the Escrow Fund, and shall be considered to be Escrow Shares for all purposes of this Agreement, subject to the rights of Representative set forth in Section 2 above. The Representative, as directed by the Sellers as to shares beneficially owned by them, shall have the full right to vote the Escrow Shares unless and until they are delivered to Buyer or Sellers pursuant to the terms of this Agreement. For tax reporting and withholding purposes, all dividends and other income with respect to the Escrow Fund shall be allocated as the Representative shall direct in writing or, in the absence of any such direction, to the escrow account created by this Agreement, in which event the Escrow Agent shall at the expense of the Representative file all necessary tax returns and pay any tax from the Escrow Fund.

         4. Application of the Escrow Fund to Satisfy Claims of Buyer. The Escrow Agent is authorized and directed to draw upon the Escrow Fund, and to deliver to Buyer that portion of the Escrow Shares as provided by this
Section 4, upon fulfillment of the following conditions:

                 (a) The Escrow Agent shall have received from Buyer (i) a certificate to the following effect:

                 "Pursuant to the terms of the Stock Purchase Agreement, (the "Agreement") dated February 10, 1998, by and among Pool Company ("Buyer"), Pool Energy Services Co., Inc., Sea Mar, Inc. and the Sellers as defined therein, Buyer has incurred indemnifiable Losses (as defined in the Agreement) of $_________ [the amount which Buyer reasonably believes in good faith to be owing shall be inserted] (the "Indemnifiable Amount") relating to __________ [Buyer shall insert in reasonable detail the matter giving rise to the indemnifiable Losses, the basis for a claim that such matters constitute indemnifiable Losses, the manner in which the amount of indemnifiable Losses have been calculated and provide supporting documentation of such Indemnifiable Losses] which is due and owing, and you are to draw upon the Escrow Fund held by you, and deliver to Buyer, unless directed by Representative otherwise, cash (to the extent any cash or cash equivalent is held in the Escrow Fund, and the fewest number of

         Escrow Shares representing Market Value which is, with such cash so delivered, equal to the Indemnifiable Amount. A copy of this statement has been given to the Representative in the manner specified in Section 15 of the Escrow Agreement pursuant to which you are acting."

and along with such certificate the Escrow Agent shall have received from Buyer, (ii) a postal receipt evidencing the delivery by Buyer of a copy of such certificate to the Representative in accordance with Section 15 hereof, or a written receipt executed by the Representative evidencing such delivery. For purposes hereof, "Market Value" shall mean the Closing Price as that term is defined in the Stock Purchase Agreement; and.

         (b) Any one of the following three events ("Operative Events") shall have occurred.

                 (i) ten (10) business days shall have elapsed between the date on which the Escrow Agent shall have received the certificate and evidence of delivery provided in Section 4(a)(i) and (ii) and the Escrow Agent shall not have received any letter or other document from the Representative protesting or otherwise disputing, challenging or disagreeing with any assertion contained in the certificate; or

                 (ii) the Escrow Agent shall have received a certificate signed by Buyer and the Representative fixing and determining the amount of indemnifiable Losses of Buyer and the amount of the Escrow Fund (cash and/or Escrowed Shares) to be delivered and paid to Buyer in respect thereof; or

                 (iii) the Escrow Agent shall have received a final arbitral order or final arbitral award which states on its face that it is rendered pursuant to the provisions of Section 9.12(c) of the Stock Purchase Agreement, to deliver an amount of the Escrow Fund to Buyer, which order or award shall override any notice from Buyer received pursuant to Section 4(a)(i) and any notice or other document from the Representative received pursuant to Section 4(b)(i) above.

         Upon fulfillment of such conditions, the Escrow Agent shall, within five (5) business days, but no sooner than within two (2) business days (the "Election Date"), of the last such event of fulfillment, deliver to Buyer that portion of the Escrow Fund to which Buyer is entitled as determined in accordance with the provisions of this Agreement; provided, however, that if new certificates must be issued to represent the number of Escrow Shares to be delivered to Buyer, the Escrow Agent shall deliver the appropriate certificate or certificates representing the Escrow Shares to the transfer agent of the Pool common stock (the "Transfer Agent") so that the Transfer Agent may issue new certificates representing those shares to be delivered to Buyer and those shares that will remain Escrow Shares. The Representative has the right, but not the obligation, to direct the Escrow Agent in writing as to whether in satisfying any Indemnifiable Losses from the Escrow Fund, the Escrow Agent should release cash or other properties or

Escrow Shares, and in what amounts. Unless the Representative has otherwise directed the Escrow Agent in writing, in satisfying any Indemnifiable Losses from the Escrow Fund, the Escrow Agent shall release any cash or other properties then held in the Escrow Fund prior to releasing any Escrow Shares. If prior to the applicable Election Date of any release from the Escrow Fund, the Escrow Agent has received any such contrary instructions on the combination of cash (or other properties) and Escrow Shares to be released to satisfy indemnifiable Losses, the Escrow Agent shall follow such instructions.

         If the Representative shall, in accordance with the provisions of
Section 4(b)(i) hereof, protest or otherwise dispute, challenge or disagree with any assertion contained in any certificate delivered pursuant to Section 4(a) hereof, then such matter shall be determined by arbitration pursuant to the provisions of Section 9.12(c) of the Stock Purchase Agreement and in such an event, the Escrow Agent shall not draw upon the Escrow Fund in connection with such matter until the Operative Event specified in Section 4(b)(ii) or
(iii), as applicable, has been satisfied.

         5. Distribution After March __, 2000. On March __, 2000, [second anniversary of Closing] the Escrow Agent shall deliver to the Representative (on behalf of the Sellers) the remaining Escrow Shares and other property held in the Escrow Fund; provided, however, that if at any time prior to such deliver the Escrow Agent shall have received a certificate as provided in
Section 4(a), and the rights of Buyer shall not have been finally determined as elsewhere provided in this Agreement, the Escrow Agent shall retain the portion (but only that portion) of the Escrow Fund still in dispute, until such rights are finally determined, and then distribute such remaining Escrow Fund in accordance with the terms and conditions of this Agreement.

         6.      Retention of Escrow Fund.

                 (a) More than one notice may be given pursuant to Section 4(a) and in the event one such claim is resolved while other claims are pending, the Escrow Agent is authorized to make partial distributions from the Escrow Fund to Buyer in accordance with Section 4 for such resolved claim.

                 (b) The Escrow Fund, to the extent not distributed due to unresolved disputed amounts, shall be held in escrow pursuant hereto until final payment or determination in respect of any certificate or notice received by the Escrow Agent. Following the resolution of all such pending matters the escrow created hereunder shall terminate and the balance of the Escrow Fund shall be delivered to the Representative.

         7. Remedies. Neither the existence of any right or remedy under this Agreement or otherwise, nor the exercise or partial exercise of any thereof, shall constitute a waiver of any other such right or remedy, nor shall any delay on the part of any party in exercising any right or remedy hereunder, be deemed to constitute a waiver thereof, and any such right or remedy may be exercised repeatedly and from time to time.

         8. Tax Matters. Buyer and Sellers shall provide Escrow Agent with its taxpayer identification number documented by an appropriate Form W-8 or Form W-9 upon execution of this Escrow Agreement. Failure so to provide such forms may prevent or delay disbursements from the Escrow Fund and may also result in the assessment of a penalty and Escrow Agent's being required to withhold tax on any interest or other income earned on the Escrow Fund. Any payments of income shall be subject to applicable withholding regulations then in force in the United States or any other jurisdiction, as applicable. The Other Parties agree, as between themselves, that the Sellers shall be liable for, and shall indemnify and hold Buyer harmless from and against any liabilities for, income taxes arising from or attributable to income earned on the Escrow Fund if the Escrow Fund is released to the Sellers' Representative (other than as a credit towards the purchase price upon closing of the transaction contemplated under the Agreement), and that otherwise Buyer shall be liable for, and shall indemnify and hold the Sellers harmless from and against any liabilities for, income taxes arising from or attributable to income earned on the Escrow Fund.

         9. Scope of Undertaking. Escrow Agent's duties and responsibilities in connection with this Escrow Agreement shall be purely ministerial and shall be limited to those expressly set forth in this Escrow Agreement. Escrow Agent is not a principal, participant or beneficiary in any transaction underlying this Escrow Agreement and shall have no duty to inquire beyond the terms and provisions hereof. Escrow Agent shall have no responsibility or obligation of any kind in connection with this Escrow Agreement or the Escrow Fund and shall not be required to deliver the Escrow Fund or any part thereof or take any action with respect to any matters that might arise in connection therewith, other than to receive, hold, invest, reinvest and deliver the Escrow Fund as herein provided. Without limiting the generality of the foregoing, it is hereby expressly agreed and stipulated by the parties hereto that Escrow Agent shall not be required to exercise any discretion hereunder and shall have no investment or management responsibility and, accordingly, shall have no duty to, or liability for its failure to, provide investment recommendations or investment advice to the Other Parties or either of them. Escrow Agent shall not be liable for any error in judgment, any act or omission, any mistake of law or fact, or for anything it may do or refrain from doing in connection herewith, except for, subject to Section 10 herein below, its own willful misconduct or gross negligence. It is the intention of the parties hereto that Escrow Agent shall never be required to use, advance or risk its own funds or otherwise incur financial liability in the performance of any of its duties or the exercise of any of its rights and powers hereunder.

         10.     Reliance; Liability.    Escrow Agent may rely on, and shall
not be liable for acting or refraining from acting in accordance with, any written notice, instruction or request or other paper furnished to it hereunder or pursuant hereto and believed by it to have been signed or presented by the proper party or parties. Escrow Agent shall be responsible for holding, investing, reinvesting and disbursing the Escrow Fund pursuant to this Escrow Agreement; provided, however, that in no event shall Escrow Agent be liable for any lost profits, lost savings or other special, exemplary, consequential or incidental damages in excess of Escrow Agent's fee hereunder and Escrow Agent shall be responsible for its compliance with the terms and conditions of this Agreement, provided, further, that Escrow Agent shall have no liability for any loss arising from any cause beyond its control, including, but not limited to, the following: (a) acts of God, force majeure, including, without limitation, war (whether or not declared or existing), revolution, insurrection, riot, civil commotion, accident, fire, explosion, stoppage of labor, strikes and other differences with employees; (b) the act, failure or neglect of any Other Party or any agent or correspondent or any other person selected by Escrow Agent unless selected with willful misconduct or gross negligence; (c) any delay, error, omission or default of any mail, courier, telegraph, cable or wireless agency or operator; or (d) the acts or edicts of any government or governmental agency or other group or entity exercising governmental powers. Escrow Agent is not responsible or liable in any manner whatsoever for the sufficiency, correctness, genuineness or validity of the subject matter of this Escrow Agreement or any part hereof or for the transaction or transactions requiring or underlying the execution of this Escrow Agreement, the form or execution hereof or for the identity or authority of any person executing this Escrow Agreement or any part hereof or depositing the Escrow Fund.

         11.     Right of Interpleader.    Should any controversy arise
involving the parties hereto or any of them or any other person, firm or entity with respect to this Escrow Agreement or the Escrow Fund, or should a substitute escrow agent fail to be designated as provided in Section 16 hereof, or if Escrow Agent should be in doubt as to what action to take, Escrow Agent shall have the right, but not the obligation, either to (a) withhold delivery of the Escrow Fund in dispute until the controversy is resolved, the conflicting demands are withdrawn or its doubt is resolved, or (b) institute a petition for interpleader in any court of competent jurisdiction to determine the rights of the parties hereto. Should a petition for interpleader be instituted, or should Escrow Agent be threatened with litigation or become involved in litigation in any manner whatsoever in connection with this Escrow Agreement or the Escrow Fund, the losing party of the Other Parties hereby jointly and severally agree to reimburse Escrow Agent for its attorneys' fees and any and all other expenses, losses, costs and damages incurred by Escrow Agent in connection with or resulting from such threatened or actual litigation prior to any disbursement hereunder.

         12.     Indemnification.    Except as is set forth in Section 10, the
Other Parties hereby jointly and severally indemnify Escrow Agent, its officers, directors, partners, employees and agents (each herein called an "Indemnified Party") against, and hold each Indemnified Party harmless from, any and all expenses, including, without limitation, attorneys' fees and court costs, losses, costs, damages and claims, including, but not limited to, costs of investigation, and litigation suffered or incurred by any Indemnified Party in connection with or arising from or out of this Escrow Agreement, except such acts or omissions as may result from the willful misconduct or gross negligence of such Indemnified Party.

         13. Fees and Expenses of Escrow Agent. Pool shall pay the fees and expenses of the Escrow Agent in accordance with the Escrow Agent's normal fee schedule.

         14.     Notices.    Any notice or other communication required or
permitted to be given under this Escrow Agreement by any party hereto to any other party hereto shall be considered as properly given if in writing and (a) delivered against receipt therefor, (b) mailed by registered or certified mail, return receipt requested and postage prepaid or (c) sent by telefax machine, in each case to the address or telefax number, as the case may be, set forth below:



         If to Escrow Agent:

                 Bank One Texas N.A.
                 P.O. Box 2629
                 Houston, Texas 77252
                 Attention: Gilbert M. Araiza
                 Telefax No.: 713-751-6806

         If to Buyer:

                 Pool Company
                 ENSERCH Tower
                 13075 Richmond Avenue
                 Houston, Texas 77042
                 Attn:  Mr. Geoffrey Arms
                 Telefax No.:  (713) 954-3326

         with a copy to:

                 Gardere Wynne Sewell & Riggs, L.L.P.
                 333 Clay, Suite 800
                 Houston, Texas 77002
                 Attn:  Mr. Frank Putman
                 Telefax No.:  (713) 308-5555

         If to the Sellers:

                 Al A. Gonsoulin, Sellers' Representative
                 2900 Weslayan, Suite 420
                 Houston, Texas  77027
                 Telefax No.: 713-840-0433

         with a copy to:

                 John Nesser
                 Nesser, King & LeBlanc L.L.P.
                 3800 First NBC Center
                 201 St. Charles Avenue
                 New Orleans, Louisiana 70170
                 Telecopier No.: (504) 582-1233

Delivery of any communication given in accordance herewith shall be effective only upon actual receipt thereof by the party or parties to whom such communication is directed. Any party to this Escrow Agreement may change the address to which communications hereunder are to be directed by giving written notice to the other party or parties hereto in the manner provided in this section.

         15.     Consultation with Legal Counsel.    Escrow Agent may consult
with its counsel or other counsel satisfactory to it concerning any question relating to its duties or responsibilities hereunder or otherwise in connection herewith and shall not be liable for any action taken, suffered or omitted by it in good faith upon the advice of such counsel.

         16.     Choice of Laws; Cumulative Rights.    This Escrow Agreement
shall be construed under, and governed by, the laws of the State of Texas, excluding, however, (a) its choice of law rules and (b) the portions of the Texas Trust Code Sec. 111.001, et seq. of the Texas Property Code concerning fiduciary duties and liabilities of trustees. All of Escrow Agent's rights hereunder are cumulative of any other rights it may have at law, in equity or otherwise. The parties hereto agree that the forum for resolution of any dispute arising under this Escrow Agreement shall be Harris County, Texas, and each of the Other Parties hereby consents, and submits itself, to the jurisdiction of any state or federal court sitting in Harris County, Texas.

         17.     Resignation.    Escrow Agent may resign hereunder upon ten
(10) days' prior written notice to the Other Parties. Upon the effective date of such resignation, Escrow Agent shall deliver the Escrow Fund to any substitute escrow agent designated by the Other Parties in writing. If the Other Parties fail to designate a substitute escrow agent within ten (10) days after the giving of such notice, Escrow Agent may institute a petition for interpleader. Escrow Agent's sole responsibility after such 10-day notice period expires shall be to hold the Escrow Fund (without any obligation to reinvest the same) and to deliver the same to a designated substitute escrow agent, if any, or in accordance with the directions of a final order or judgment of a court of competent jurisdiction, at which time of delivery Escrow Agent's obligations hereunder shall cease and terminate.

         18.     Assignment.    This Escrow Agreement shall not be assigned by
any party hereto without the prior written consent of the Other Parties hereto (such consent to assignments being hereinafter referred to collectively as "Permitted Assigns").

         19. Severability. If one or more of the provisions hereof shall for any reason be held to be invalid, illegal or unenforceable in any respect under applicable law, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and this Escrow Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein, and the remaining provisions hereof shall be given full force and effect.

         20. Termination. This Escrow Agreement shall terminate upon the transfer, in accordance with Sections 4, 5, or 16 hereof, of the Escrow Fund provided, however, that the last two sentences of Section 10 hereof and the provisions of Section 11 hereof shall, in any event, survive the termination hereof.

         21.     General.    The section headings contained in this Escrow
Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Escrow Agreement. This Escrow Agreement and any affidavit, certificate, instrument, agreement or other document required to be provided hereunder may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute but one and the same instrument. Unless the context shall otherwise require, the singular shall include the plural and vise a versa, and each pronoun in any gender shall include all other genders. The terms and provisions of this Escrow Agreement constitute the entire agreement among the parties hereto in respect of the subject matter hereof, and neither the Other Parties nor Escrow Agent has relied on any representations or agreements of the other, except as specifically set forth in this Escrow Agreement. This Escrow Agreement or any provision hereof may be amended, modified, waived or terminated only by written instrument duly signed by the parties hereto. This Escrow Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, devisees, executors, administrators, personal representatives, successors, trustees, receivers and Permitted Assigns. This Escrow Agreement is for the sole and exclusive benefit of the Other Parties and the Escrow Agent, and nothing in this Escrow Agreement, express or implied, is intended to confer or shall be construed as conferring upon any other person any rights, remedies or any other type or types of benefits.

         IN WITNESS WHEREOF, the parties hereto have executed this Escrow Agreement to be effective as of the date first above written.

                              POOL COMPANY


                              BY:
                                  ----------------------------------------------
                                        William J Myers
                                        Vice President

                              SELLERS:




                              --------------------------------------------------
                              Al A. Gonsoulin Individually and as Representative

                              GONSOULIN ENTERPRISES, INC.


                              BY:
                                  ----------------------------------------------
                                        Al A. Gonsoulin
                                        President

                              BANK ONE TEXAS N.A.


                              BY:
                                 -----------------------------------------------

                                                                       EXHIBIT 4


                                VOTING AGREEMENT


         THIS AGREEMENT is made as of March ___, 1998, by and among Al A. Gonsoulin and ___________________ (who are collectively referred to herein as the "Shareholders" and individually as a "Shareholder") and Pool Energy Services Co., a Texas corporation (the "Company").

         The Shareholders will acquire shares of the Company's Common Stock, no par value per share ("Common Stock"), pursuant to a Stock Purchase Agreement among the Shareholders, Sea Mar, Inc., Pool Company, and the Company dated of even date herewith (the "Purchase Agreement").

         The Company and the Shareholders desire to enter into this Agreement for the purposes of evidencing the Shareholders' agreement to vote certain of their shares of Common Stock as directed by the Company's Board of Directors (the "Board"). The execution and delivery of this Agreement is a condition to the Company's obligation to issue the Common Stock to the Shareholders pursuant to the Purchase Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

         1. Voting of Shares. The total shares subject hereto are 769,231. From and after the Closing (as defined in the Purchase Agreement) and until the second anniversary of the Closing, each Shareholder shall vote all shares of Common Stock owned by him (not subject to the Escrow Agreement of even date herewith executed pursuant to the Purchase Agreement) (the "Shareholder Shares") and shall take all other reasonably necessary or desirable actions within his or her control (whether in his or her capacity as a stockholder, director, member of a board committee or officer of the Company or otherwise, and including without limitation attendance at meetings by proxy for purposes of obtaining a quorum and execution of written consents in lieu of meetings), and the Company shall take all necessary or desirable actions within its control (including without limitation calling special Board and stockholder meetings), so that the Shareholder Shares are voted as directed by the Board.

         2.       Irrevocable Proxy; Conflicting Agreements.

                  a. In order to secure each Shareholder's obligation to vote his or her Shareholder Shares in accordance with the provisions of paragraph 1, each Shareholder hereby appoints J. T. Jonebloed and E. J. Spillard, or either of them, as his true and lawful proxy and attorney-in-fact, with full power of substitution, to vote all of his Shareholder Shares as provided for in paragraph 1. J. T. Jonebloed and E. J. Spillard, or either of them, may exercise the irrevocable proxy granted to them hereunder at any time any Shareholder fails to comply with the provisions of this Agreement. The proxies and powers granted by each Shareholder pursuant to this paragraph 2 are coupled with an interest and are given to secure the performance of the Shareholder's obligations to the Company under this Agreement. Such proxies and powers will be irrevocable for the term of this Agreement and will survive the death, incompetency and disability of such Shareholder.

                  (b) Each Shareholder represents that he has not granted and is not a party to any proxy, voting trust or other agreement which is inconsistent with or conflicts with the provisions of this Agreement, and no holder of Shareholder Shares shall grant any proxy or become party to any voting trust or other agreement which is inconsistent with or conflicts with the provisions of this Agreement.

         3. Legend. Each certificate evidencing Shareholder Shares and each certificate issued in exchange for or upon the transfer of any Shareholder Shares shall be stamped or otherwise imprinted with a legend in substantially the following form:

         "The securities represented by this certificate are subject to a Voting Agreement dated as of _________ ___, 1998, among the issuer of such securities (the "Company") and certain of the Company's stockholders. A copy of such Agreement will be furnished without charge by the Company to the holder hereof upon written request."

The legend set forth above shall be removed from the certificates evidencing any Shareholder Shares at the request of the Shareholder at any time after the earlier to occur of (i) the second anniversary of the Closing, or (ii) their sale to a third party in compliance with all applicable laws.

         4. Amendment and Waiver. Except as otherwise provided herein, no modification, amendment or waiver of any provision of this Agreement shall be effective against the Company or the Shareholders unless such modification, amendment or waiver is approved in writing by the Company and the Shareholders so affected. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

         5. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

         6. Entire Agreement. Except as otherwise expressly set forth herein, this document embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

         7. Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Company and its successors and assigns and the Shareholders and any subsequent holders of Shareholder Shares and the respective successors and assigns of each of them, so long as they hold Shareholder Shares. Notwithstanding the foregoing, however, (i) this Agreement does not apply to any shares placed in the Escrow Fund pursuant to the Purchase Agreement and (ii) in the event of any sale of the Shareholder Shares subject to this Agreement, to a third party, all restrictions, limitation and conditions of this Agreement or to the Shareholders Shares sold shall be released, null and void.

         8. Counterparts. This Agreement may be executed in separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same agreement.

         9. Remedies. The parties shall be entitled to enforce their rights under this Agreement specifically to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that the parties may apply to the arbitrators described in paragraph ___ below for specific performance and/or injunctive relief (without posting a bond or other security) in order to enforce or prevent any violation of the provisions of this Agreement.

         10. Notices. Any notice provided for in this Agreement shall be in writing and shall be personally delivered, or mailed first class mail (postage prepaid) or sent by reputable overnight courier service (charges prepaid) to the Company and the Shareholders at the addresses set forth below and to any subsequent holder of Shareholder Shares subject to this Agreement at such address as indicated by the Company's records, or at such address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notices will be deemed to have been given hereunder when delivered personally, three days after deposit in the U.S. mail and one day after deposit with a reputable overnight courier service, as follows;

         If to Shareholders:

                        Al. A. Gonsoulin

                        ----------------------------
                        Houston, Texas
                                      --------------
                 With a copy to:

                        John T. Nesser III
                        Nesser, King & LeBlanc, L.L.P.
                        201 St. Charles Avenue, Suite 3800
                        New Orleans, Louisiana 70170

         If to Company:

                        Pool Company
                        10375 Richmond Avenue
                        Houston, Texas  77042
                        Attention: Senior Vice President, Finance

         11. Governing Law; Arbitration. All questions concerning the construction, validity and interpretation of this Agreement shall be governed by the internal law, and not the law of conflicts, of the State of Texas. In the event of any dispute, difference or question ("Dispute") between the Company and the Shareholders ("Disputing Parties"), which cannot be otherwise resolved by the Disputing Parties themselves, the Dispute will be settled under Section 9.12 of the Purchase Agreement.

         12. Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

         13. Gender. Whenever required by the context hereof, the masculine or neuter gender shall include any of the masculine, feminine or neuter genders.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

                                         POOL ENERGY SERVICES CO.


                                         By:
                                            ----------------------------------
                                               E. J. Spillard
                                               Senior Vice President, Finance


                                         -------------------------------------
                                         AL. A. GONSOULIN

                                   EXHIBIT 5

                            PRO FORMA BALANCE SHEET

                                 SEA MAR, INC.
-----------------------------------------------------------------------------

Balance Sheet, August 31, 1997 -- Pro Forma
-------------------------------------------


                                                 Adjustment For   Adjustment For
                                                   Two Cessna       6 Vessel           Excess Cash           Pro Forma
                                      Actual       Aircraft(1)    Downpayments(2)   Retained by Sellers    Balance Sheet
                                   -----------   ---------------  ---------------   -------------------    -------------
Cash                               $10,714,914                      $(5,100,000)        $(5,614,914)        $        --
Accounts Receivable                  8,106,261                                                                8,106,261
Prepaid Expense And Other              493,141                                                                  493,141
                                   -----------                                                              -----------
  Total Current Assets              19,314,316                                                                8,599,402

Gross PP&E                          36,095,596      $(133,000)        5,100,000                              41,062,596
Accumulated Depreciation            (7,824,623)        72,583                                                (7,752,240)
                                   -----------                                                              -----------
  Net PP&E                          28,270,774                                                               33,310,357

Other Assets                         1,989,879                                                                1,989,879
                                   -----------                                                              -----------
    Total Assets                   $49,574,969                                                              $43,899,638
                                   ===========                                                              ===========

Accounts Payable                   $ 1,445,170                                                              $ 1,445,170
Accrued Liabilities                  5,905,911                                                                5,905,911
Current Portion Of Long-term Debt    2,857,143                                                                2,857,143
                                   -----------                                                              -----------
  Total Current Liabilities         10,208,224                                                               10,208,224

Long-term Debt                      15,238,095                                                               15,238,095
Deferred Income Taxes                5,451,359                                                                5,451,359

Stockholders' Equity                18,677,291      $ (60,417)                          $(5,614,914)         13,001,960
                                   -----------                                                              -----------

    Total Liabilities and
      Stockholder's Equity         $49,574,969                                                              $43,899,638
                                   ===========                                                              ===========


-------------

(1) To be retained by sellers.
(2) 10 percent of total purchase price of $8.5 million per vessel.

                                                                       EXHIBIT 6

                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT (this "Agreement"), is entered into effective as of March ____, 1998, by and between Pool Company, a Texas corporation (the "Company"), and AL A. GONSOULIN (the "Executive").

         The Company desires to employ the Executive and the Executive desires to accept employment with the Company, on the terms and conditions of this Agreement.

         Accordingly, the parties agree as follows:

         1.0     Employment Duties and Acceptance.

                 1.1 Employment by the Company; Duties. The Company hereby agrees to employ the Executive for a term commencing on March ____, 1998, and expiring at the end of the day on ________________, 2001 (such date, or later date to which this Agreement is extended in accordance with the terms hereof, the "Termination Date"), unless earlier terminated as provided in
Section 4 or unless extended as provided herein (the "Term"). Upon the written agreement of the Executive and the Company, in each of their sole discretion, the Term may be extended commencing on the Termination Date and likewise may be further extended on each Termination Date thereafter (each such date being a "Renewal Date"), so as to terminate one (1) year from such Renewal Date.
During the Term, the Executive shall be an employee of a limited partnership which the Company is the general partner of and shall serve in the capacity of Vice President and General Manager of SEA MAR, INC. ("Sea Mar"). The Executive shall report to a senior operating officer of the Company who reports directly to the Chief Executive Officer of the Company or, at the option of the Company, the Executive shall report directly to the Chief Executive Officer of the Company. During the Term, the Executive shall devote all reasonable efforts and substantially all of his business time and services to the Company, subject to the direction of the Board of Directors of the Company and the Board of Directors of its ultimate parent (collectively, the "Board"). The duties of the Executive shall include, without limitation, (i) the executive management of Sea Mar, which shall be operated as a separate business unit; (ii) all decisions on behalf of Sea Mar relative to Capital Expenditures, dry- docking expenditures, selection of senior managers, management and key employee compensation and bonuses for Sea Mar, contract negotiation and Sea Mar profit and loss responsibility (all of which shall be in accordance with Sea Mar's prior practices); and (iii) the Executive recruiting, hiring on behalf of Sea Mar (with the prior approval of the Board) and training a competent, experienced manager to succeed the Executive at the end of the Term. All of the Executive's above-described responsibilities shall be performed in accordance with the general policies and practices of the Company and shall be subject to the decisions of the Board. Provided, however, that if any decisions of the Board directly and adversely affect the rights of the Sellers under Section 2.4 of the Stock Purchase Agreement dated as of February __, 1998 (the "Stock Purchase Agreement"), appropriate adjustments shall be made in the amounts due under Section 2.4.
Any dispute as to the whether any of the Board's decisions adversely affects such rights of the Sellers or as to the amount of any such adjustment shall be resolved in accordance with Section 9.12 of the Stock Purchase Agreement. The Executive shall not engage in any other business activities except for passive investments in corporations or partnerships not engaged in the Company Business (as hereinafter defined).

                 1.2 Acceptance of Employment by the Executive. The Executive hereby accepts such employment and shall render the services and perform the duties described above.

         2.0     Compensation and Other Benefits.

                 2.1 Annual Salary and Supplemental Compensation. The Company shall pay during the initial term hereof to the Executive an annual salary at a rate of $150,000 per year (the "Annual Salary"), subject to increase at the sole discretion of the Board. The Annual Salary shall be payable in accordance with the payroll policies of the Company as from time to time in effect, but in no event less frequently than once each month, less such deductions as shall be required to be withheld by applicable law and regulations. The Executive shall also receive supplemental compensation in the amount of $150,000 annually (the "Supplemental Compensation") to be paid annually on the date which is the sixth month anniversary of the signing of this Agreement of each year during the Term.

                 2.2 Participation in Employee Benefit Plans. The Company agrees to permit the Executive during the Term, if and to the extent eligible, to participate in any group life, hospitalization or disability insurance plan, health program, pension plan, vacation or similar benefit plans or other so-called "fringe benefits" provided by the Company (collectively, "Benefits") which may be available to other senior executives of the Company on terms no less favorable to the Executive than the terms offered to such other executives. The Company agrees to use its reasonable efforts to obtain coverage for the Executive upon the commencement of the Term under any such existing or newly adopted medical expense and hospitalization plan for employees without premium surcharge and without exclusions for disclosed preexisting conditions. The Executive shall cooperate with the Company in applying for such coverage, including providing all relevant health and personal data.

                 2.3 General Business Expenses. The Company shall pay or reimburse the Executive in accordance with the Company's general policies and procedures for expenses reasonably and necessarily incurred by the Executive during the Term in the performance of the Executive's services under this Agreement. Such payment shall be made upon presentation of such documentation as the Company customarily requires of its senior executive employees prior to making such payments or reimbursements.

         3.0     Non-Competition, Confidentiality and Company Property.

                 3.1 Covenants Against Competition. The Executive acknowledges that (i) Sea Mar is currently engaged in the business of owning, managing and operating offshore support vessels and hiring and managing crews to operate such vessels (the "Business"); (ii) this Agreement is being entered into in connection with, and as a material inducement for, Sea Mar's acquisition by the Company and that the Company has a substantial interest in protecting the goodwill and other business interests of the Company and Sea Mar, and the assets, business and goodwill of the Company and Sea Mar would be substantially harmed if the Executive competes with the Business; (iii) his work for the Company will give him access to trade secrets of and confidential information concerning Sea Mar; and (iv) the agreements and covenants contained in this Agreement are essential to protect the business and goodwill of the Company and Sea Mar. Accordingly, the Executive covenants and agrees as follows:

                          3.1.1   Non-Compete.  As an independent covenant, and
in order to enforce the provisions of Sections 3.1.3 and 3.1.5 hereof and the other provisions of this Agreement, the Executive agrees that he shall not during the Restricted Period (as hereinafter defined) in the Caribbean, offshore the east coast of Canada or within any (or offshore) the States of Texas, Louisiana, Mississippi, California, Florida or Alabama in which Sea Mar has conducted business within the five (5) years prior to the effective date of this Agreement, or with any person that was a customer of the Company within such five-year period, directly or indirectly (except in the Executive's capacity as an officer of the Company), (i) engage or participate in the Business; (ii) enter the employ of, or render any other services to, any person engaged in the Business except as permitted hereunder; or (iii) acquire an interest in any such person in any capacity, including, without limitation, as an individual, partner, shareholder, lender, officer, director, principal, agent or trustee. As used herein, the "Restricted Period" shall mean a period commencing on the effective date hereof and terminating two (2) years following the end of the Term.

                          3.1.2   Customers.  As an independent covenant, the
Executive also agrees to refrain during the Term of this

Agreement and for two (2) years after the termination of this Agreement, without the prior written permission of the Company, from diverting, taking, soliciting and/or accepting on his own behalf or on behalf of another person, firm, or company, the business of any past or present customer of Sea Mar., its divisions, subsidiaries and/or other affiliated entities, or any identified prospective or potential customer of Sea Mar, its divisions, subsidiaries and/or affiliated entities, whose identity became known to the Executive through his employment by the Company.

                          3.1.3   Confidential Information.

                                  3.1.3.1  The Executive acknowledges that the
Company has a legitimate and continuing proprietary interest in the protection of its confidential information and that it has invested substantial sums and will continue to invest substantial sums to develop, maintain and protect confidential information. The Company agrees to provide the Executive access to confidential information ("Confidential Information") in conjunction with the Executive's duties, including, without limitation, information of a technical and business nature regarding the Company's and Sea Mar's past, current or anticipated business that may encompass financial information, financial figures, trade secrets, customer lists, details of client or consultant contracts, pricing policies, operational methods, marketing plans or strategies, product development techniques or plans, business acquisition plans, Company and Sea Mar employee information, organization charts, new personnel acquisition plans, technical processes, designs and design projects, inventions and research projects, ideas, discoveries, inventions, improvements, trade secrets, design specifications, writings, other works of authorship and other confidential information. In exchange, as an independent covenant, the Executive agrees not to make any unauthorized use, publication, or disclosure, during or for a two (2) year period subsequent to his employment by the Company, of any Confidential Information generated or acquired by him during the course of his employment, except to the extent that the disclosure of Confidential Information is necessary to fulfill his responsibilities as an employee of the Company. The Executive understands that confidential matters, trade secrets and other Confidential Information includes information not generally known by or available to the public about or belonging to the Company, its owners, divisions, subsidiaries, and related affiliates, or belonging to other companies to whom the Company, its owners, divisions, subsidiaries, and related affiliates, may have an obligation to maintain information in confidence, and that authorization for public disclosure may only be obtained through the Company's written consent.

                                  3.1.3.2  The Executive agrees that the
covenant
set forth in Section 3.1 is an independent covenant and indefinite obligation binding upon the Executive both during the term of and for a two (2) year period after the termination of the Executive's employment with the Company.

                          3.1.4   Property of the Company.     All memoranda,
notes, lists, records, engineering drawings, technical specifications and related documents and other documents or papers (and all copies thereof) relating to the Company, its affiliates or any entity which may become an affiliate thereof, including such items stored in computer memories, microfiche or by any other means, made or compiled by or on behalf of the Executive while employed by the Company, or made available to the Executive while employed by the Company relating to the Company, its affiliates or any entity which may hereafter become an affiliate thereof, shall be the property of the Company, and shall be delivered to the Company promptly upon the termination of the Executive's employment with the Company or at any other time upon request.

                          3.1.5   Material.        The executive agrees that
any inventions, discoveries, improvements, ideas, concepts or original works of authorship relating to the business of the Company or Sea Mar, including without limitation information of a technical or business nature such as ideas, discoveries, designs, inventions, improvements, trade secrets, know-how, manufacturing processes, product formulae, design specifications, writings and other works of authorship, computer programs, financial figures, marketing plans, customer lists and data, business plans or methods and the like, which relate in any manner to the actual or anticipated business or the actual or anticipated areas of research and development of the Company and its divisions, subsidiaries, affiliates, or related entities, whether or not protectable by patent or copyright, that have been originated, developed or reduced to practice by the Executive alone or jointly with others during the Executive's employment with the Company shall be the property or and belong exclusively to the Company. The Executive shall promptly and fully disclose to the Company the origination or development by the Executive of any such material and shall provide the Company with any information that it may reasonably request about such material. Either during or subsequent to the Executive's employment, upon the request and at the expense of the Company or its nominee, and for no remuneration in addition to that due the Executive pursuant to his employment by the Company, but at no expense to him, the Executive agrees to execute, acknowledge, and deliver to the Company or its attorneys any and all instruments which, in the judgment of the Company or its attorneys, may be necessary or desirable to secure or maintain for the benefit of the Company adequate patent, copyright, and other property rights in the United States and foreign countries with respect to any such inventions, improvements, ideas, concepts, or original works of authorship embraced within this Agreement.

                          3.1.6   Employees of the Company and its Affiliates.
As an independent covenant, the Executive agrees to refrain during and for a two (2) year period after his employment by the Company, from inducing or attempting to influence any employee of the Company, its divisions, subsidiaries and/or affiliated entities to terminate his employment, other than in instances where the Executive deems it in the best interest of Sea Mar.

                          3.1.7   Company's Interest.  The Executive further
agrees that these covenants are made to induce the Company to acquire Sea Mar from the Executive contemporaneously with the execution of this agreement, and to protect the legitimate business interests of the Company and Sea Mar including interests in the Company's and Sea Mar's property described in and pursuant to Section 3.1.4 and Section 3.1.5, and not to restrict his mobility or to prevent him from utilizing his general technical skills. The Executive understands as a part of these covenants that the Company intends to exercise whatever legal recourse against him for any breach of this Agreement and, in particular, for any breach of these covenants.

                 3.2 Rights and Remedies Upon Breach. If the Executive breaches, or threatens to commit a breach of, any of the provisions contained in Section 3.1 of this Agreement (the "Restrictive Covenants"), the Company shall have the rights and remedies available under applicable law, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity:

                          3.2.1   Specific Performance.  The right and remedy
to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable damage to the Company and that money damages would not provide an adequate remedy to the Company.

                          3.2.2   Accounting.  The right and remedy to require
the Executive to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits derived or received by the Executive as the result of any action constituting a breach of the Restrictive Covenants.

                 3.3 Severability of Covenants. The Executive acknowledges and agrees that the Restrictive Covenants are reasonable and valid in duration and geographical scope and in all other respects. If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect without regard to the invalid portions.

                 3.4 Court Review. If any court determines that any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or geographical scope of, or scope of activities restrained by, such provision, such court shall have the power to reduce the duration or scope of such provision, as the case may be, and in its reduced form, such provision shall then be enforceable.

                 3.5 Enforceability in Jurisdictions. The Company and the Executive intend to and hereby confer jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the geographical scope of such Restrictive Covenants. If the courts of any one or more of such jurisdictions hold the Restrictive Covenants unenforceable by reason of the breadth of such scope of otherwise, it is the intention of the Company that such determination not bar or in any way affect the right of the Company to the relief provided above in the courts or any other jurisdiction within the geographical scope of such Restrictive Covenants, as to breaches of such Restrictive Covenants in such other respective jurisdictions, such Restrictive Covenants as they relate to each jurisdiction being, or this purpose, severable into diverse and independent covenants.

         4.0     Termination.

                 4.1 Termination Upon Death. If the Executive dies during the Term, this Agreement shall terminate; provided, however, that in any such event, the Company shall pay to the Executive's estate any portion of the Annual Salary and Acceptance Bonus that shall have been earned by the Executive prior to the termination but not yet paid, and any Benefits that have vested in the Executive at the time of such termination as a result of his participation in any of the Company's benefit plans shall be paid to the Executive, or to his estate or designated beneficiary, in accordance with the provisions of such plan; and the Company shall reimburse the Executive, or his estate, for any expenses with respect to which the Executive is entitled to reimbursement pursuant to Section 2.6 of this Agreement.

                 4.2 Termination With Cause. The Company has the right, at any time during the Term, subject to all of the provisions hereof, exercisable by serving notice, effective on or after the date of service of such notice as specified therein, to terminate the Executive's employment under this Agreement and discharge the Executive with Cause. If such right is exercised, the Company's obligation to the Executive shall be limited solely to the payment of unpaid Annual Salary accrued and any earned but unpaid Acceptance Bonus and Benefits vested up to the effective date specified in the Company's notice of termination. As used in this Agreement, the term "Cause" shall mean and include (i) chronic alcoholism or controlled substance abuse as determined by a doctor mutually acceptable to the Company and the Executive; (ii) an act of proven fraud, dishonesty, or violation of applicable law or regulation on the part of the Executive with respect to the Company or its subsidiaries; (iii) conviction of a crime involving moral turpitude or a felony or (iv) the continuing failure by the Executive to satisfactorily perform his duties as provided in this Agreement or a material breach of this Agreement by the Executive after thirty (30) days written notice and opportunity to cure such failure or breach, has been given by the Company to the Executive and the Executive has failed to cure same. Prior to the effectiveness of termination for Cause under subclause (i) or(ii) above, the Executive shall be given 30 days' prior notice from the Board specifically identifying the reasons which are alleged to constitute Cause or any termination hereunder and an opportunity to be heard by the Board in the event the Executive disputes such allegations. During such 30 day period, the Company may relieve the Executive of his duties; provided, however, that the Company shall remain obligated to pay the Executive his compensation during such 30 day period.

                 4.3 Termination Without Cause. The Company has the right, at any time during the Term, subject to all of the provisions hereof, exercisable by serving notice, effective on or after the date of service of such notice as specified therein, to terminate the Executive's employment under this Agreement and discharge the Executive without Cause. If the Executive is terminated during the Term without Cause, the Company's obligation to the Executive shall be limited solely to the payment, at the time and upon the terms provided for herein, of the Executive's Annual Salary and Supplemental Compensation for the number of full months remaining in the Term of this Agreement had the Executive not been so terminated and the provision to Executive of all Benefits enjoyed by Executive at the time of such termination or which would have been afforded Executive during the remaining Term. Any amounts due to the Executive pursuant to this Section 4.3 shall be due and payable as and when they would have become due and payable over the remaining Term of this Agreement and thereafter had the Executive not been so terminated.

                 4.4 Termination by the Executive. Any termination of this Agreement by the Executive during the Term hereof shall be evaluated based upon whether the termination is one deemed for "good reason" or "voluntary termination."

                 (a) A termination for good reason shall be deemed to occur if the Executive terminates his employment for any of the reasons listed below. In the event the Executive should terminate for good reason his employment under this Agreement, then the

Executive shall be entitled to receive, and the Company shall be obligated to pay, the Executive all Salary, Supplemental Compensation and Benefits which would have been received by the Executive had the termination been without cause pursuant to Section 4.3 hereof. The following reasons shall be deemed good reasons for termination by the Executive of this Agreement:

                 (1) Should there be a change in control of the Company, which change in control shall be deemed to have occurred if any person, including a group as determined in accordance with Section 13(d)(3) of the Securities Exchange Act of 1934, becomes the beneficial owner, directly or indirectly, of the common stock of Pool Energy Services Co.

                 (2)      Except with the Executive's express written consent;
(1) a material change in the Executive's duties as described in Section 1.1 above, or (ii) any failure to reelect or reappoint the Executive to the positions described in Section 1.1 above. However, for purposes of this paragraph (2), subject to Executive's rights under Section 1.1 above, any action (or inaction) on the part of the Board or of the senior executive to whom the Executive reports that is inconsistent with any matter or matters proposed by the Executive shall not be deemed in any way to constitute a material change in the Executive's duties.

                 (3) A reduction in the Annual Salary or Supplemental Compensation as described in Section 2.1 above.

                 (4) The failure of the Company substantially to maintain and to continue the Executive's relative level of participation in the Benefits except as to general changes in the Benefits applicable to all senior executive of the Company.

                 (5) The Company's requiring the Executive to be based anywhere other than in or within fifty (50) miles of the Sea Mar offices in Houston, Texas.

                 Provided however that, in the case of paragraphs (2),(3),(4), or (5) above, the Company fails, within a period of fifteen (15) days after the receipt of written notice from the Executive setting out the basis for such termination, to remedy the situation complained of.

                 (b) Voluntary Termination by the Executive. In the event of any voluntary termination of this Agreement by the Executive, other than as stated above, in Section 4.4(a), during the term hereof, such voluntary termination shall be deemed to be a breach of the terms of this Agreement. In the event of such voluntary termination, the Executive shall be entitled only to receive payment of all Annual Salary, Supplemental Compensation, and Benefits earned and payable as of the date of such voluntary termination.

         4.5 Termination upon Disability. If during the Term the Executive becomes physically or mentally disabled, whether totally or partially, as evidenced by the written statement of a competent physician licensed to practice medicine in the United States who is mutually acceptable to the Company and the Executive or his closest relative if he is not then able to make such a choice, so that the Executive is unable substantially to perform his services hereunder for (i) a period of two consecutive months, or (ii) for shorter periods aggregating three months during any twelve-month period, the Company may at any time after the last day of the two consecutive months of disability or the day on which the shorter periods of disability equal an aggregate of three months, by written notice to the Executive, terminate the Executive's employment hereunder and discontinue payments of the Annual Salary, Supplemental Compensation and Benefits accruing from and after the date of such termination. The Executive shall be entitled to the full compensation payable to him hereunder for periods of disability shorter than the periods specified in clauses (i) and (ii) of the previous sentence.

         5.0 Stock Purchase Agreement Additional Consideration. (a) The parties acknowledge that pursuant to the Stock Purchase Agreement, the Company has acquired all of the issued and outstanding capital stock of Sea Mar from the Sellers. Section 2.4 of the Stock Purchase Agreement provides for the payment by the Buyer of additional consideration to the Sellers in the event certain conditions described in Section 2.4 are satisfied. The parties to this Agreement acknowledge and agree that all additional consideration described in
Section 2.4 of the Stock Purchase Agreement shall be considered earned and payable, less amounts previously paid or, if such termination takes place after October 31, 1998, not earned by reason of the application of Section 2.4, irrespective of whether actually earned and payable, in the event this Agreement should be terminated pursuant to Section 4.3 or 4.4(a) above. Such payment shall be made to the Sellers, within thirty (30) days of termination of this Agreement pursuant to either of the above provisions.

         (b) In the event that termination of this Agreement should occur pursuant to Section 4.1, 4.2, Section 4.4(b), or 4.5 above, payment of the additional consideration described in Section 2.4 of the Stock Purchase Agreement shall be paid only if such additional consideration is earned as described in Section 2.4, in which event such payment shall be made in accordance with the provisions of Section 2.4 to Sellers or to Sellers' successors.

         6.0 Insurance. The Company may, from time to time, apply for and take out, in its own name and at its own expense, naming itself or one or more of its affiliates as the designated beneficiary (which it may change from time to time), policies for life, health, accident, disability or other insurance upon the Executive in any amount or amounts that it may deem necessary or appropriate to protect its interest. The Executive agrees to aid the Company in procuring such insurance by submitting to medical examinations and by filling out, executing and delivering such applications and other instruments in writing as may reasonably be required by an insurance company or companies to which any application or applications for insurance may be made by or for the Company.

         6.0     Other Provisions.

                 6.1 Certain Definitions. As used in this Agreement, the following terms have the following meanings unless the context otherwise requires:

                          (i) "affiliate" with respect to the Company means any other person controlling, controlled by or under common control with the Company but shall not include any director of the Company, as such.

                          (ii) "person" means any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, governmental or regulatory body or other entity.

                          (iii) "subsidiary" means any corporation or other person 50% or more of the voting securities of which are owned directly or indirectly by the Company.

                          (iv) any capitalized terms used in this Agreement and not defined herein shall have the meanings given to them in the Stock Purchase Agreement.

                 6.2 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered, or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, telegraphed, telexed or sent by facsimile transmission or, if mailed, on the date of actual receipt thereof, as follows:

                          (i)     if to the Company, to:

                                  c/o Pool Company
                                  Enserch Tower
                                  10375 Richmond Avenue
                                  Houston, Texas  77042
                                  Attention:       Geoffrey Arms
                                            General Counsel
                                  with a copy to:

                                  Gardere Wynne Sewell & Riggs, L.L.P.
                                  333 Clay Avenue, Suite 800
                                  Houston, Texas  77002

                                  Attention:       Frank Putman

                          (ii)    if to the Executive, to:

                                  Al A. Gonsoulin

                                  -----------------------

                                  -----------------------

Any party may change its address for notice hereunder by notice to the other party hereto.

                 6.3 Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.

                 6.4 Waivers and Amendments. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof. Nor shall any waiver on the part of any party of any such right, power or privilege hereunder, nor any single or partial exercise of any other right, power or privilege hereunder.

                 6.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas (without giving effect to the choice of law provisions thereof) where the employment of the Executive shall be deemed, in part, to be performed and enforcement of this Agreement or any action taken or held with respect to this Agreement shall be taken in the courts of appropriate jurisdiction in Houston, Texas.

                 6.6 Assignment. This Agreement, and any rights and obligations hereunder, may not be assigned by the Executive and may be assigned by the Company only to an affiliate of the Company or a successor by merger or purchasers of the stock or substantially all of the assets of the Company.

                 6.7 Counterparts. This Agreement may be executed in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which together shall constitute one and the same instrument.

                 6.8 Headings. The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this agreement.

                 6.9 No Presumption Against Interest. This Agreement has been negotiated, drafted, edited and reviewed by the respective parties, and thereof, no provision arising directly or indirectly herefrom shall be construed against any party as being drafted by said party.

                 6.10 Validity Contest. The Company shall promptly pay any and all legal fees and expenses incurred by the Executive from time to time as a direct result of the Company's contesting the due execution, authorization, validity or enforceability of this Agreement.

                 6.11 Binding Agreement. This Agreement shall inure to the benefit of and be binding upon the Company and its respective successors and assigns and the Executive and his legal representatives.


         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                              POOL COMPANY



                                              By:
                                                 -----------------------------
                                              Name:
                                                   ---------------------------
                                              Title:
                                                    --------------------------

                                              EXECUTIVE



                                              By:
                                                 -----------------------------
                                                       Al A. Gonsoulin

                                                                    EXHIBIT 7 TO
                                                        STOCK PURCHASE AGREEMENT

                 [LETTERHEAD OF NESSER, KING & LEBLANC, L.L.A.]





                            _________________, 1998




Pool Company
ENSERCH Tower
10375 Richmond Avenue
Houston, Texas 77042

Gentlemen:

         We have acted as special counsel to Sea Mar, Inc., a Louisiana corporation (the "Company") and the persons (the "Sellers") named in Schedule 3.1(b) to the Stock Purchase Agreement by and among Pool Company, a Texas corporation (the "Buyer"), Pool Energy Services, Co., a Texas corporation ("Pool"), the Company, and the Sellers dated as of February 10, 1998 (the "Agreement"). This opinion is being delivered at the request of the Company and the Sellers pursuant to Section 5.2(g) of the Agreement. We advise you that while we represent the Company and the Sellers in connection with a number of matters, there are many matters about which we have not been consulted and concerning which we have no knowledge. Capitalized terms defined in the Agreement and used but not otherwise defined herein are used herein as so defined. For purposes of this opinion, we have examined the Agreement, the Promissory Note, the Escrow Agreement, and the Voting Agreement (the "Transaction Documents").

         In connection with rendering the opinions set forth herein, we have examined originals or copies of such corporate records of the Company, public records, agreements and other instruments of the Company, certificates of public officials, certificates of officers and representatives of the Company and such other documents as we have deemed relevant in connection with rendering the opinions set forth herein. As a basis for the opinions hereinafter expressed and as to various questions of fact material to such opinions, we have relied upon certificates of officers of the Company, upon certificates or other assurances from public officials and upon the representations and warranties of the Company and the Sellers

________________, 1998
Page 2

contained in the Agreement, without investigating or verifying their accuracy.

         On the basis of and in reliance upon the foregoing, and subject to the exceptions, qualifications and limitations contained herein, and in the Stock Purchase Agreement, including the Schedules and attachments thereto, we are of the opinion that:

1. The Company and each Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of the state of its incorporation. The Company and each Subsidiary has all necessary corporate power and authority to own and lease the assets it currently owns and leases and to carry on its business as such business is currently conducted.

2. The Company and each Subsidiary is duly authorized, qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which their respective right, title or interest in or to any of their respective assets, or the conduct of their respective business, requires such authorization, qualification or licensing, except where the failure to so qualify or to be in good standing in such other jurisdiction would not have a material adverse effect on any of the assets, the business or the results of operations of the Company or of such Subsidiary.

3. The Company and the Sellers have all necessary power and authority to execute, deliver and carry out the terms and provisions of each of the Transaction Documents to which they are a party.

4. The Company and the Sellers have taken or caused to be taken all necessary action to authorize the execution, delivery and performance of each of the Transaction Documents to which they are a party. The Company and the Sellers have duly executed and delivered the respective Transaction Documents to which they are a party, and such Transaction Documents constitute the legal, valid and binding obligations of the Company and the Sellers, enforceable against them in accordance with their terms.

5. The execution and delivery by the Company and the Sellers of the respective Transaction Documents to which they are a party, and the performance by them of the agreements contained therein, will not (i) violate the Company's Certificate of Incorporation or Bylaws, (ii) violate applicable provisions of statutory law or regulation applicable to the Company and the Sellers, (iii) result in any violation or breach of, or

________________, 1998
Page 3

         constitute a default under, any of its obligations under any note, bond, mortgage, loan agreement, inventory, lease, contract, or any other agreement to which any of them is a party or by which any of them is bound or to which any of their respective assets are subject, except as to consents required in connection with the sale of the Company Common Stock contemplated by the Agreement, all of which consents have been obtained or requested, (iv) violate any order, writ, injunction or decree of any public body applicable to any of them.

6. To our knowledge, except for such filings as are described in the Transaction Documents or as have already been made, no consent, approval, waiver, order, authorization of, or registration, declaration of filing with, any Governmental Entity is required to be obtained or made in connection with the delivery of the Transaction Documents by the Company and the Sellers or the consummation by the Company and the Sellers of the transactions contemplated thereby except where the failure to make any such filing or obtain such consent, authorization or approval would not have a material adverse effect on the Company, its assets or on its business.

7. The Company's authorized capital consists of (i)100 shares of Class A Common Stock, no par value, of which 100 shares are issued and outstanding, (ii) 60 shares of Class B Common Stock, no par value of which 0 shares are issued and outstanding and (iii) 100 shares of Class C Common Stock, no par value, of which 0 shares are issued and outstanding. The record and beneficial ownership of the Company's shares is as set forth on Schedule 3.1(b) to the Agreement. All of the issued and outstanding shares of the Company have been duly authorized and validly issued, are fully paid and nonassessable, have not been issued in violation of any preemptive or similar rights. The Stock constitutes all shares of the outstanding capital stock of the Company. The Company owns 100% of the stock and equity interest of each Subsidiary. Except as set forth on Schedule 3.1(b) to the Agreement, there are outstanding (i) no shares of capital stock or other voting securities of the Company or any subsidiary, (ii) no securities of the Company or any subsidiary convertible into or exchangeable for shares of the capital stock or other voting securities of the Company, or such Subsidiary, (iii) no options or other rights to acquire from the Company or any Subsidiary, and no obligation of the Company or any Subsidiary to issue or sell, any shares of their capital stock or other voting securities or any securities of the Company or any Subsidiary convertible into

________________, 1998
Page 4

         or exchangeable for such capital stock or voting securities, (iv) no equity equivalents, interest in the ownership or earnings, or other similar rights of or with respect to the Company or any Subsidiary, and (v) no shares of any other entity owned by the Company or any Subsidiary. There are no outstanding obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any shares, securities, options, equity equivalents, interests or rights. Each Seller is the record and beneficial owner of, and upon consummation of the transactions contemplated by the Agreement, the Buyer will acquire, good, valid and marketable title to, the number of shares of Stock set forth opposite the name of such Seller on Schedule 3.1(b) to the Agreement, free and clear of all Encumbrances, other than (i) those that may arise by virtue of any actions taken by or on behalf of the Buyer or its affiliates or (ii) restrictions on transfer that may be imposed by federal or state securities laws.

8. To the best of our knowledge, after due inquiry, there is no litigation, proceeding, claim or governmental investigation pending or, threatened seeking relief or damages which, if granted, would materially adversely affect the Company, any Subsidiary, any of their respective assets, or the ability of the Buyer to use and operate the assets of the Company and the Subsidiaries or which would prevent the consummation of the transactions contemplated by this Agreement and
         (ii) neither the Sellers, the Company nor any Subsidiary has been charged with any violation of or threatened with a charge or violation of, nor are there any facts or circumstances that, if discovered by third parties, could give rise to a charge or a violation of, any provision of Applicable Law or regulation which charge or violation, if determined adversely to either the Sellers, the Company or any Subsidiary, would materially adversely affect the Business or the results of operations of the Company or its Subsidiaries or that might reasonably be expected to materially affect the right of the Buyer to own the Stock or operate the Company's and Subsidiaries' Business after the Closing Date in substantially the manner in which it is currently operated.

9. Except as described in Schedule 3.1(c) to the Agreement, the execution, delivery and performance of the Agreement by the Sellers and the Company and the consummation by them of the transactions contemplated by the Agreement (i) will not violate (with or without the giving of notice or the lapse of time or both) or require any consent, approval, filing or notice under, any provision of any Applicable Law and (ii) will not result in the creation of any Encumbrance on the

________________, 1998
Page 5

         Stock under, conflict with, or result in the breach or termination of any provision of, or constitute a default under, or result in the acceleration of the performance of the obligations of the Sellers, the Company or any Subsidiary under, or result in the creation of an Encumbrance upon any portion of the assets of the Company or any Subsidiary pursuant to, the documents of incorporation or by-laws of the Company or any Subsidiary. The Stock is transferable and assignable to the Buyer as contemplated by the Agreement without the waiver of any right of first refusal or the consent of any other party being obtained, and there exists no preferential right of purchase in favor of any person with respect of any of the Stock or the Business or any of the assets of the Company.

10. Except as set out in Schedule 3.1(w) to the Agreement, to the best of our knowledge, each of the Vessels is owned by the Company free and clear of all liens, charges and rights of others and is duly documented under the laws and flag of the U.S. entitling the Vessels to operate in the U.S. coastwise trade and on a worldwide basis in support of the offshore petroleum industry.

         The opinions expressed herein are subject to the following assumptions, exceptions, limitations and qualifications:

1. We have assumed the legal capacity of natural persons, the genuineness of signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of such copied documents.

2. We have also assumed (i) that the Buyer and Pool have the power, authority and legal right and capacity to enter into and perform the Transaction Documents and the other agreements contemplated by the Transaction Documents that are required on their part to be performed, and that Pool and Company are Texas corporations, (ii) the due authorization, execution and delivery by the Buyer and Pool of the Transaction Documents to which they are parties, (iii) that the Transaction Documents are the valid and binding obligations of, and enforceable against the Buyer and Pool, (iv) neither the Buyer nor Pool is involved in any court, administrative or other proceeding or subject to any order, writ, injunction or decree which would prohibit the execution, delivery or performance of the Transaction Documents by such parties, and (v) that there is

________________, 1998
Page 6

         no requirement of consent, approval or authorization by any person or governmental authority with respect to the Buyer or Pool other than as has been duly obtained.

3. To the extent any of the opinions expressed herein relate to the existence or absence of facts and/or involve materiality or legal conclusions based upon the existence or absence of facts and/or materiality, we have relied solely upon the judgment of one or more officers of the Company with respect to all factual issues necessary to determine the existence or absence of facts and what is material or what would constitute a material adverse effect under the circumstances.

4. The enforceability of any Transaction Document to which the Company or the Sellers is a party may be limited by (i) bankruptcy, insolvency, moratorium and similar laws from time to time in effect and affecting creditors' rights or the collection of obligations generally, including, without limitation, laws generally defining and restricting fraudulent conveyances, (ii) principles of equity, and (iii) requirements of commercial reasonableness, good faith, and fair dealing. Rights to indemnification or contribution under the Transaction Documents may be limited by federal or state securities laws and policies related thereto.

5. The opinions expressed herein are specifically limited to the laws of the State of Texas and the State of Louisiana and the laws of the United States of America applicable to transactions in the State of Louisiana, and we assume no responsibility as to the applicability or the effect of the laws of any other jurisdiction. No opinion is expressed herein with respect to any laws or regulations of any county, city or other political subdivision of the State of Texas or the State of Louisiana.

6. As used in this opinion letter, expressions (in any form) regarding our knowledge refer to what is in the actual current consciousness of ____________ and _____________, the attorneys at this Firm who have worked on the transactions contemplated by the Agreement.

7. This opinion letter is limited to the matters expressly stated herein, and no opinion other than upon the matters so expressly stated is implied or may be inferred. Without limiting the generality of the preceding sentence, we express no opinion as to the applicability or the effect of securities laws or antitrust laws.

________________, 1998
Page 7

8. This opinion letter is delivered to you at the instruction of the Company and the Sellers in connection with the Agreement and is not to be used for any purpose other than in consummating the transactions described in the Agreement. This opinion letter may not be relied upon, circulated, quoted, in whole or in part, or otherwise referred to in any report or document or furnished to any other person or entity.

9. This opinion letter is as of the date hereof, and we undertake no, and hereby disclaim any, obligation to advise you of any changes or developments hereafter which might affect anything contained herein. This letter is not to be construed as a guaranty, nor is it a warranty that a court considering such matters would not rule in a manner contrary to the opinions set forth herein.

10. In giving the opinions in paragraphs 5 and 9 above, we have based our conclusions on our review of the Company's Facility Agreement dated as of December 29, 1996, as amended, with First National Bank of Commerce, its ten (10) largest commercial agreements and a certificate of an officer of the Company.

                                       Very truly yours,

                                       NESSER, KING & LEBLANC, L.L.P.



                                       By:
                                           -------------------------------------

                                                                    EXHIBIT 8 TO
                                                        STOCK PURCHASE AGREEMENT


              [LETTERHEAD OF GARDERE WYNNE SEWELL & RIGGS, L.L.P.]





                             _______________, 1998


Parties listed on Schedule A attached hereto.

Gentlemen:

         We have acted as counsel to Pool Company, a Texas corporation ("Buyer") and Pool Energy Services, Co., a Texas corporation ("Pool") in connection with the Stock Purchase Agreement by and among the Buyer, Pool, Sea Mar, Inc., a Louisiana corporation (the "Company"), and the Sellers dated as of January ___, 1998 (the "Agreement"). This opinion is being delivered at the request of the Buyer and Pool pursuant to Section 5.3(d) of the Agreement. We advise you that while we represent the Buyer and Pool in connection with a number of matters, there are many matters about which we have not been consulted and concerning which we have no knowledge. Capitalized terms defined in the Agreement and used but not otherwise defined herein are used herein as so defined. For purposes of this opinion, we have examined the Agreement, the Registration Agreement, the Voting Agreement and the Escrow Agreement (the "Transaction Documents").

         In connection with rendering the opinions set forth herein, we have examined originals or copies of such corporate records of the Buyer and Pool, certificates of public records, agreements and other instruments of the Buyer and Pool, certificates of public officials, certificates of officers and representatives of the Buyer and Pool and such other documents as we have deemed relevant in connection with rendering the opinions set forth herein. As a basis for the opinions hereinafter expressed and as to various questions of fact material to such opinions, we have relied upon certificates of officers of the Buyer and Pool, upon certificates or other assurances from public officials and upon the representations and warranties of the Buyer and Pool contained in the Agreement, without investigating or verifying their accuracy.

______________, 1998
Page 2



         On the basis of and in reliance upon the foregoing, and subject to the exceptions, qualifications and limitations contained herein, we are of the opinion that:

1. Each of the Buyer and Pool is a corporation validly existing and in good standing under the laws of the State of Texas.

2. Each of the Buyer and Pool have the requisite corporate power and authority to execute, deliver and carry out the terms and provisions of each of the Transaction Documents to which it is a party.

3. Each of the Buyer and Pool have taken or caused to be taken all necessary corporate action to authorize the execution, delivery and performance of each of the Transaction Documents to which it is a party. The Transaction Documents constitute the legal, valid and binding obligations of the Buyer and Pool, enforceable against them in accordance with their terms.

4. The execution and delivery by each of the Buyer and Pool of the Transaction Documents to which it is a party, and the performance by each of them of the agreements contained therein, will not (i) violate their respective Articles of Incorporation or Bylaws, or (ii) violate applicable provisions of statutory law or regulation applicable to each of them.

5. To our knowledge, except for such filings as are described in the Transaction Documents or as have already been made, no consent, approval, waiver, order, authorization of, or registration, declaration of filing with, any Governmental Entity is required to be obtained or made in connection with the delivery of the Transaction Documents by the Buyer and Pool or the consummation by the Buyer and Pool of the transactions contemplated thereby, except where the failure to make any such filing or obtain such consent, authorization or approval would not have a material adverse effect on the Buyer or Pool.

6. The shares of Pool Stock, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable.

______________, 1998
Page 3

         The opinions expressed herein are subject to the following assumptions, exceptions, limitations and qualifications:

1. We have assumed the legal capacity of natural persons, the genuineness of signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of such copied documents.

2. We have also assumed (i) that the Company and the Sellers have the power, authority and legal right and capacity to enter into and perform the Transaction Documents and the other agreements contemplated by the Transaction Documents that are required on their part to be performed, (ii) the due authorization, execution and delivery by the Company and the Sellers of the Transaction Documents,
         (iii) that the Transaction Documents are the valid and binding obligations of, and enforceable against the Company and the Sellers,
         (v) the Company and the Sellers are not involved in any court, administrative or other proceeding or subject to any order, writ, injunction or decree which would prohibit the execution, delivery or performance of the Transaction Documents by such parties, and (vii) that there is no requirement of consent, approval or authorization by any person or governmental authority with respect to the Company and the Sellers other than as has been duly obtained.

3. To the extent any of the opinions expressed herein relate to or involve materiality, we have relied solely upon the judgment of one or more officers of the Buyer and Pool with respect to all factual issues necessary to determine what is material or what would constitute a material adverse effect under the circumstances.

4. The enforceability of the Transaction Documents to which each of the Buyer and Pool is a party may be limited by (i) bankruptcy, insolvency, moratorium and similar laws from time to time in effect and affecting creditors' rights or the collection of obligations generally, including, without limitation, laws generally defining and restricting fraudulent conveyances, (ii) principles of equity, and
         (iii) requirements of commercial reasonableness, good faith, and fair dealing. Rights to indemnification or contribution under the Transaction Documents may be limited by federal or state securities laws and policies related thereto.

______________, 1998
Page 4

5. The opinions expressed herein are specifically limited to the laws of the State of Texas and the laws of the United States of America applicable to transactions in the State of Texas, and we assume no responsibility as to the applicability or the effect of the laws of any other jurisdiction. No opinion is expressed herein with respect to any laws or regulations of any county, city or other political subdivision of the State of Texas.

6. As used in this opinion letter, expressions (in any form) regarding our knowledge refer to what is in the actual current consciousness of Frank M. Putman.

7. This opinion letter is limited to the matters expressly stated herein, and no opinion other than upon the matters so expressly stated is implied or may be inferred. Without limiting the generality of the preceding sentence, we express no opinion as to the applicability or the effect of securities laws or antitrust laws.

8. This opinion letter is delivered to you at the instruction of the Buyer and Pool in connection with the Agreement and is not to be used for any purpose other than in consummating the transactions described in the Agreement. This opinion letter may not be relied upon, circulated, quoted, in whole or in part, or otherwise referred to in any report or document or furnished to any other person without our prior written consent.

         This opinion letter is as of the date hereof, and we undertake no, and hereby disclaim any, obligation to advise you of any changes or developments hereafter which might affect anything contained herein.

                                       Very truly yours,

                                       GARDERE WYNNE SEWELL & RIGGS, L.L.P.



                                       By:
                                           -------------------------------------
                                           Frank M. Putman
                                           Partner

                                                                    EXHIBIT 9 TO
                                                        STOCK PURCHASE AGREEMENT


                        CONSTRUCTION CONTRACT ASSIGNMENT

         CONSTRUCTION CONTRACT ASSIGNMENT dated as of March ___, 1998 between Sea Mar Equipment, Inc. a Louisiana corporation (herein referred to as the "Assignor") and Sea Mar, Inc., a Louisiana corporation (herein referred to as the "Assignee").

         WHEREAS, the Assignor has entered into a Vessel Construction Contract with Halter Marine, Inc., a Nevada corporation (herein referred to as the "Builder") dated August 1, 1997 (said Vessel Construction Contract as amended and modified to the date hereof being herein called the "Construction Contract"), providing for the construction of two offshore supply vessels; and

         WHEREAS pursuant to the Construction Contract, the Assignor was also entitled to exercise an option to have the Builder construct eight additional vessels with specified price parameters; and

         WHEREAS by letter dated October 14, 1997, duly acknowledged by the Builder, the Assignor exercised its option for eight additional vessels to be constructed under the Construction Contract (the original two offshore supply vessels and the eight option offshore supply vessels herein referred to as the "Vessels"); and

         WHEREAS under the terms of the Construction Contract, Al Gonsoulin personally guaranteed performance of the Assignor's obligations under the Construction Contract and executed a written guaranty agreement dated August 1, 1997 (the "Guaranty"); and

         WHEREAS Article XVIII of the Construction Contract provides that the Construction Contract may be assigned by the Assignor, provided that the Assignor guarantees the performance of the obligations of the Assignee to the Builder; and

         WHEREAS, the Assignee wishes to acquire the Vessels and the Assignor is willing to assign to the Assignee, on the terms and conditions hereinafter set forth, all of the Assignor's right, title and interest in and to the Construction Contract and the Assignee is willing to accept such assignment, as hereinafter set forth.

         NOW, THEREFORE, in consideration of the foregoing, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Assignor and the Assignee agree as follows:

1. The Assignor does hereby sell, assign, absolutely and not by way of security, transfer and set over unto the Assignee all right, title and interest of the Assignor in and to the Construction Contract including, without limitation, (a) the right upon valid tender by the Builder to purchase each of the Vessels pursuant to the Construction Contract, and the right to take title to the Vessels pursuant to the Construction Contract, (b) all claims for damages arising as a result of any failure by the Builder to perform or observe any of the terms of the Construction Contract, and all rights, benefits and claims under all warranty and indemnity provisions contained therein, and (c) any and all rights of the Assignor to compel performance of the Construction Contract, to the same extent as if the Assignee were the "Purchaser" named in the Construction Contract. The Assignee hereby accepts such assignment.

2. The Assignor does hereby constitute the Assignee, its successors and assigns, the Assignor's true and lawful attorney, irrevocably, with full power (in the name of the Assignor or otherwise) to ask, require, demand, receive, compound and give acquittance for any and all monies and claims for monies due and to become due under or arising out of the Construction Contract to the extent that the same have been assigned by this Agreement and, for such period as the Assignee may exercise rights with respect thereto under this Agreement, to endorse any checks or other instruments or orders in connection therewith and to file any claims or take any action or institute (or if previously commenced, assume control of) any proceedings and to obtain any recovery in connection therewith which the Assignee may deem to be necessary or advisable in the premises.

3. The Assignor hereby represents, warrants and covenants that (a) the Construction Contract is in full force and effect and is valid and enforceable against the Assignor in accordance with its terms; (b) neither the Builder (to the knowledge of the Assignor) nor the Assignor is in material breach of any of the terms of the Construction Contract; (c) the Assignor has not assigned or pledged any of its right, title or interest in or to the Construction Contract to anyone other than the Assignee; (d) all right, title and interest in and to the Construction Contract to be assigned hereby has been duly and validly assigned to the Assignee hereunder; and (e) all governmental consents and approvals necessary for the execution, delivery by the Assignor of, and the performance by it of its obligations under, this Assignment have been duly obtained.

4. The Assignor will, at its own expense, promptly execute and deliver any and all such further instruments and documents and take such further action as the Assignee may reasonably request in order to obtain the full benefits of this Assignment and of the rights and powers herein granted. In addition, if any claim or remedy purported to be conveyed or assigned to the Assignee hereunder shall not be valid or enforceable by the Assignee, the Assignor will pursue such claim or remedy in its own name, at its own expense, to the extent requested by and for the benefit of the Assignee.

5. Each right, power and authority granted or given to the Assignee hereunder may be exercised by the Assignee or by such employees, agents or attorneys-in-fact as it may designate.

6. This Assignment shall be governed by and construed in accordance with the internal laws of the State of Louisiana.


         IN WITNESS WHEREOF, the parties hereto have executed this Assignment in several counterparts (each of which shall be deemed to be an original hereof) as of the day and year first above written.


                                       SEA MAR EQUIPMENT, INC.



                                       By:
                                          --------------------------------------
                                          Name:
                                               ---------------------------------
                                          Title:
                                                --------------------------------



                                       SEA MAR, INC.



                                       By:
                                          --------------------------------------
                                          Name:
                                               ---------------------------------
                                          Title:
                                                --------------------------------

                             CONSENT AND AGREEMENT


1. The undersigned, Halter Marine, Inc., a Nevada corporation (the "Builder") hereby acknowledges notice of, consents to and agrees to be bound by, all of the terms of the foregoing Construction Contract Assignment (herein called the "Assignment," and defined terms herein being used with the same meaning) and hereby confirms to the Assignee that:

         (a) all representations, warranties, indemnities and agreements of the Builder under the Construction Contract shall inure to the benefit, of and shall be enforceable by, the Assignee to the same extent as if the Assignee were originally named in the Construction Contract as the Purchaser of the Vessels; and

         (b) in respect of any payment of monies due or to become due to the Assignee in respect of the Construction Contract the Builder will not seek to set-off or credit against or deduct from any monies payable to the Assignee by virtue of the Assignment any amounts owing to the Builder by the Assignor, and the Builder will not seek to recover for any reason any such payment once made.

2.       The Builder hereby represents and warrants as follows:

         (a) The Builder is a corporation duly organized and existing in good standing under the laws of the State of Nevada;

         (b) the making and performance of the Construction Contract and this Consent and Agreement have been duly authorized by all necessary corporate action on the part of the Builder, do not require any stockholder approval and do not contravene the Builder's charter or by-laws or any indenture, credit agreement or other contractual agreement to which the Builder is a party or by which it is bound;


         (c) the Construction Contract is a binding obligation of the Builder enforceable against the Builder in accordance with its terms; and

         (d) this Consent and Agreement is a legal, valid and binding obligation of the Builder enforceable against the Builder in accordance with its terms.

3. The Builder hereby waives its right under the Construction Contract to require the Assignor to guaranty the Assignee's obligations under the Construction Contract.

4. The Builder hereby releases Al Gonsoulin from any and all obligations under the Guaranty, agrees to mark the original Guaranty "canceled" and to deliver it to Al Gonsoulin within ten (10) days of the date of the Assignment.

5. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Louisiana.



Dated: March ___, 1998.


                                       HALTER MARINE, INC.



                                       By:
                                          --------------------------------------
                                          Name:
                                               ---------------------------------
                                          Title:
                                                --------------------------------

                                SCHEDULE 3.1(b)

                     VALIDITY OF AGREEMENT; CAPITALIZATION


1.   Sea Mar, Inc. Stock:


                                                            Class A Common Stock
                                                            --------------------

                              Al A. Gonsoulin                     70 shares
                              Gonsoulin Enterprises, Inc.         30 shares